SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Power Integrations, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2025

Dear Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Power Integrations, Inc., a Delaware corporation (“Power Integrations,” the “Company,” “we,” and “us”). The Annual Meeting will be held via live webcast on Thursday, May 15, 2025, at 8:00 a.m., Pacific time.

You will be able to attend the Annual Meeting and ask questions by visiting https://bit.ly/POWI-2025-Annual-Meeting.

The Annual Meeting will be held for the following purposes:

1.	To elect to the Board of Directors (the “Board”) of Power Integrations the eight nominees named in the proxy statement accompanying this Notice as directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified.
2.	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.
3.	To ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2025.
4.	To approve the amendment and restatement of Power Integrations, Inc. restated certificate of incorporation to eliminate supermajority voting requirements, as described in this proxy statement.
5.	To approve the amendment and restatement of Power Integrations, Inc. 2016 Incentive Award Plan (the “2016 Plan”) to increase the maximum dollar value of equity awards and cash paid to non-employee directors in any single fiscal year from $300,000 to $750,000, as described in this proxy statement.
6.	To consider, if properly presented at the Annual Meeting, a non-binding stockholder proposal requesting the Board of Directors to adopt a policy and amend governing documents in order that two separate individuals hold the office of Chairman of the Board and the office of the Chief Executive Officer.
7.	To conduct any other business properly brought before the meeting or any postponements or adjournments thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, May 15, 2025, at 8:00 a.m., Pacific time.

The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3, 4, and 5 identified above.

The Board of Directors recommends that you vote AGAINST Proposal 6.

The record date for the Annual Meeting is March 17, 2025 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

On or about March [●], 2025, we are mailing to most of our stockholders at the close of business on the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2024 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

By Order of the Board of Directors
/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance

San Jose, California

March [●], 2025

You are cordially invited to attend the meeting virtually by visiting https://bit.ly/POWI-2025-Annual-Meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting by following the instructions in this proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2025

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation

1

To elect to the Power Integrations Board of Directors the eight nominees named herein as directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified.

For each nominee

2	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.	For

3

To ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2025.

For

4	To approve the amendment and restatement of Power Integrations, Inc. restated certificate of incorporation to eliminate supermajority voting requirements, as described in this proxy statement.	For

5

To approve the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan (the “2016 Plan”) to increase the maximum dollar value of equity awards and cash paid to non-employee directors in any single fiscal year from $300,000 to $750,000, as described in this proxy statement.

For

6

To consider, if properly presented at the Annual Meeting, a stockholder proposal requesting the Board of Directors to adopt a policy and amend governing documents in order that two separate individuals hold the office of Chairman of the Board and the office of the Chief Executive Officer.

Against

POWER INTEGRATIONS, INC.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Power Integrations is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the telephone or the internet.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about March [●], 2025. To those that we do not send a Notice, we will send a full set of proxy materials, which include this proxy statement and an annual report to stockholders, on or about the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Will I receive any other proxy materials by mail?

If we send you a Notice, we may (but are not required to) send you a proxy card, along with a second Notice, on or after March [●], 2025.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 15, 2025, at 8:00 a.m. Pacific time. We will be hosting the Annual Meeting only by means of a live webcast; there will not be a physical meeting location. The live video webcast will begin promptly at 8:00 a.m. Pacific time. We encourage you to access the meeting in advance of the designated start time to have ample time for check-in procedures. To attend the Annual Meeting virtually via the internet, please visit https://bit.ly/POWI-2025-Annual-Meeting. Attendance “in person” as used in this proxy statement means your attendance at the Annual Meeting on the live video webcast.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 17, 2025 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 56,847,068 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 17, 2025, your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or the internet as instructed below or in the Notice to ensure your vote is counted. To vote at the Annual Meeting, please attend the Annual Meeting virtually via the internet by visiting https://bit.ly/POWI-2025-Annual-Meeting, and by printing a blank ballot that will be made available on the day of the Annual Meeting at http://investors.power.com, completing it manually (including the 16-digit control number) and submitting it as instructed at the Annual Meeting. Ballots must be received by the close of voting at the Annual Meeting in order to be included in the vote tabulation.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 17, 2025, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are, or a Notice is, being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Please email us at ir@power.com to arrange a time to review the list. The stockholder list will also be available during the Annual Meeting at http://investors.power.com.

What am I voting on?

There are six matters scheduled for a vote:

1.	Election of our eight nominees to serve as directors until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	Approval, on an advisory basis, of the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement;
3.	Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2025;
4.	Approval of the amendment and restatement of Power Integrations, Inc. restated certificate of incorporation to eliminate supermajority voting requirements, as described in this proxy statement;
5.	Approval of the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan (the “2016 Plan”) to increase the maximum dollar value of equity awards and cash paid to non-employee directors in any single fiscal year from $300,000 to $750,000, as described in this proxy statement; and
6.	Consideration, if properly presented at the Annual Meeting, of a non-binding stockholder proposal requesting the Board of Directors to adopt a policy and amend governing documents in order that two separate individuals hold the office of Chairman of the Board and the office of the Chief Executive Officer.

These items of business are more fully described in the proxy statement accompanying this Notice.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future. Alternatively, you can go to www.investorvote.com/powi and enroll for online delivery of proxy materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by the internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting by following the directions above, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), or vote by proxy over the telephone or the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person at the Annual Meeting if you have already voted by proxy.

●	To vote at the Annual Meeting, please attend the Annual Meeting virtually via the internet by visiting https://bit.ly/POWI-2025-Annual-Meeting and by printing a blank ballot that will be made available on the day of the meeting at http://investors.power.com, completing it manually (including the 16-digit control number) and submitting it as instructed at the meeting. Ballots must be received by the close of voting at the meeting in order to be included in the vote tabulation.
●	To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time) and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
●	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Pacific time, on May 15, 2025, to be counted.
●	To vote on the internet, registered holders may go to www.investorvote.com/powi to complete an electronic proxy card. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Pacific time, on May 15, 2025, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the applicable rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, 4, 5, or 6 without your instructions but may vote your shares on Proposal 3.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our eight nominees for director, “For” the advisory approval of executive compensation, “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2025, “For” the approval of the amendment and restatement of Power Integrations, Inc. restated certificate of incorporation; “For” the approval of the amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan, and “Against” the proposal to adopt a policy for separate chairman of the board and CEO. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting my proxy?

Stockholder of Record; Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.
●	You may vote again over the internet or by telephone.
●	You may send a timely written notice that you are revoking your proxy to Power Integrations’ Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.
●	You may attend the Annual Meeting and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by [●], 2025, to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2026 annual meeting of stockholders is held before April 15, 2026, or after June 15, 2026, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2026 annual meeting of stockholders. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by [●], 2025, except that if our 2026 annual meeting of stockholders is held before April 15, 2026, or after June 15, 2026, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide in their notice any additional information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to elect directors?

Under our Bylaws, directors are elected by a plurality of the votes cast, which means that the director nominees with the greatest number of votes cast will be elected.  Each stockholder may, in respect of each share held, cast one vote with respect to each vacancy on the Board.  There is no cumulative voting for the election of directors. Notwithstanding the foregoing, pursuant to our Corporate Governance Guidelines, each of the nominees has tendered an irrevocable resignation as a director, which resignation is conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in this election and (B) acceptance by the Board of Directors of such resignation. Under our Corporate Governance Guidelines, the nominees were required to tender the irrevocable resignations before the Board could nominate the nominees for re-election as director.

If, in an uncontested election such as this election, a director fails to receive more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.

How many votes are needed to approve each of Proposals 2, 3, 4, 5, and 6?

To be approved, each of Proposals 2, 3, 5, and 6 must receive a majority of the votes cast on the matter. If you “Abstain” from voting, it will have no effect on the outcome of the vote on the proposal. Broker non-votes will also have no effect.

To be approved, Proposal 4 must receive the affirmative vote of the holders of at least 66-2/3% of the outstanding capital stock. Abstentions and broker non-votes will have the same effect as an "AGAINST" vote on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of all of the shares of the stock entitled to vote at the meeting are present in person or by proxy at the Annual Meeting. On the Record Date, there were 56,847,068 shares outstanding and entitled to vote. Thus the holders of 28,423,535 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at: http://www.edocumentview.com/POWI.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is elected annually at the annual meeting of stockholders. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director’s successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.

As of March 19, 2025, the Board will have eight members, all of whose terms of office expire at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.

Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders, other than Gregg Lowe, who was appointed by the Board on February 3, 2025 to serve as a director beginning on February 15, 2025. Mr. Lowe was recommended to the Board by the Nominating and Governance Committee following its review of a number of potential nominees. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2026 annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is Power Integrations’ policy to encourage directors and director nominees to attend the Annual Meeting. All of the Company’s then seven directors attended the 2024 annual meeting of stockholders.

All elections shall be determined by a plurality of the votes cast. Unless marked otherwise we will vote executed proxies returned to us for the nominees named below. The eight nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if the Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts it may deem relevant, the Board may decide to accept the nominee’s conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” in “Questions and Answers about These Proxy Materials and Voting” above for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations’ management has no reason to believe that any nominee will be unable to serve.

This Proposal 1 is to elect the eight nominees as directors named herein. The biography of each of the nominees below contains information regarding such nominees as of March 17, 2025, including age, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee’s and the Board’s conclusion that each nominee should continue to serve as a director of Power Integrations.

Wendy Arienzo, Ph.D., age 69, has served as a director of Power Integrations since April 2017. Dr. Arienzo has more than three decades of technical and managerial experience in technology industries, including the semiconductor and power-electronics industries. From September 2013 to December 2021, she served as vice president of operations at Fujifilm Dimatix, Inc., a subsidiary of Fujifilm Corporation and a leading supplier of piezoelectric industrial print heads. Previously, she was chief executive officer and a director of ArrayPower, a developer of software-defined inverter technology for solar-energy systems. Her prior experience includes a series of executive and technical roles at NXP Semiconductors (and its predecessor, Philips Semiconductor), IBM Corp. and AT&T Bell Laboratories, among others. Dr. Arienzo is also a director of Ichor Holdings, Ltd., a company that designs, engineers, and manufactures fluid delivery subsystems and components for semiconductor capital equipment.

Dr. Arienzo has a B.S. and an M.S. in Materials Science Engineering from Brown University, and a Ph.D. in Materials Science Engineering from Stanford University.

We believe Dr. Arienzo is qualified to serve as a director due to her extensive leadership experience in the semiconductor and power-electronics industries.

Balu Balakrishnan, age 70, has served as president and chief executive officer and as a director of Power Integrations since January 2002 and as Chairman of the Board since May 2023. Mr. Balakrishnan served as president and chief operating officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management.

Mr. Balakrishnan, who has more than 45 years of engineering, marketing and management experience in the semiconductor industry, is the chief inventor of several key Power Integrations products and technologies and has been issued more than 200 U.S. patents. He has received the Discover Award for Technological Innovation as well as a TechAmerica Innovator Award, both in recognition of the environmental benefits of EcoSmart technology. Mr. Balakrishnan has an M.S.E.E. from the University of California,

Los Angeles, and a B.S.E.E. from UVCE College of Engineering, Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.

We believe Mr. Balakrishnan is qualified to serve as a director due to his extensive leadership experience and his experience in guiding our growth as our president and chief executive officer since 2002. On February 6, 2025, the Company announced Mr. Balakrishnan’s intent to retire from his position as chief executive officer of the Company and that the Board of Directors had retained an executive search firm to assist in identifying the next chief executive officer of the Company. Mr. Balakrishnan intends to serve as executive chairman of the Company’s Board for as long as is needed to ensure a smooth transition to his successor, and is expected to remain on the Board thereafter.

Nicholas E. Brathwaite, age 66, has served as a director of Power Integrations since January 2000. A veteran of the semiconductor industry, Mr. Brathwaite served as a member of the board of directors of Tessera Technologies, Inc., a technology innovator that invests in, licenses and delivers innovative miniaturization technologies, from February 2008 until May 2011, Lighting Science Group Corporation, a provider of eco-friendly LED lighting products, from June 2012 to January 2014 and Inphi Corporation, a high speed analog semiconductor company from August 2013 to April 2021. Mr. Brathwaite currently serves on the board of directors of Northwestern Mutual, a financial services organization.

Mr. Brathwaite is a founding managing partner of Celesta Capital, a deep technology investment firm with investments worldwide (including over ten semiconductor companies), which he joined in 2013 and is also a founding partner of Riverwood Capital, a growth equity, middle market technology investment firm with investments in Asia, Latin America and the United States (including five semiconductor companies), which he joined in January 2008. Mr. Brathwaite has been involved with semiconductor companies, hardware development (including power supplies) and electronic services (including manufacturing) since 1986. Mr. Brathwaite was the chief executive officer of Aptina Imaging Corporation, a fabless semiconductor company and a wholly owned subsidiary of Micron Technology, serving similar markets, customers and applications as those of Power Integrations, from April 2008 to July 2009, and was chairman of the company’s board of directors until Aptina was acquired by ON Semiconductor in August 2014. He served as the vice president of technology of Flextronics International Ltd., an electronics company, from 1995 to 2000, and as Flextronics’ chief technology officer from 2000 until 2007, where he played a leading role in the transformation of Flextronics from a small contract manufacturer to a global electronics manufacturing service provider, during which revenues grew from $150 million to $30 billion. At Flextronics he initiated, built and managed several businesses with revenues ranging from $30 million to $6 billion, including ODM services, power supplies and other component businesses. He joined Flextronics in 1995 when Flextronics acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of vice president and general manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing.

Mr. Brathwaite has significant experience in mergers and acquisitions, having participated in more than 50 transactions ranging from $2 million to $10 billion; he was a member of Flextronics’s four-person acquisition committee and was responsible for leading due diligence and integration activities on several of these acquisitions. Mr. Brathwaite is familiar with many of Power Integrations’ customers, including important decision makers and decision-making processes, and is familiar with Asian and European markets, supply-chain and business processes.

Mr. Brathwaite received a B.S. in Applied Chemistry from McMaster University, and an M.S. in Polymer Science & Engineering from University of Waterloo. Mr. Brathwaite has also completed the Wharton Executive Education Training Program on Corporate Governance.

We believe Mr. Brathwaite is qualified to serve as a director due to his executive leadership and financial and investment experience, as well as his public company board experience.

Anita Ganti, age 53, has served as director of Power Integrations since April 2020 and as Lead Director - Cybersecurity since January 2025. Mrs. Ganti is a seasoned leader in the technology industry, including extensive experience in the analog semiconductor industry. She has been a customer-facing executive fostering executive level engagements with customers such as Apple, Google, Microsoft, Facebook, FedEx, Walmart, Comcast, Telstra, Starbucks, Medtronic and Cisco. From 2015 to 2019 she served as senior vice president of the product engineering services organization of Wipro Limited, a leading global information technology, consulting and business process services company, where she was responsible for offerings and operations with annual revenues exceeding $600 million. Previously she was vice president of global technology at Flex Ltd. (formerly Flextronics), a global electronics manufacturing services company, from 2013 to 2015. From 2008 to 2013 Mrs. Ganti was employed by Texas Instruments, a global semiconductor design and manufacturing company, where she served as general manager of the company’s precision signal path division. Since 2008 she has undertaken business transformation and turnarounds, delivering results through change and growth, including acquisitions. Mrs. Ganti has led diverse teams across multiple geographical locations. She has not only built businesses from concept to market leadership but also built alliances with technology partners and customers. She mentors women taking on leadership roles in technology organizations and champions diversity and inclusion. Mrs. Ganti previously served on the board of directors of Exro Technologies, Inc. and currently serves on the board of directors of Silvaco, Inc.

Mrs. Ganti has a bachelor’s degree in electrical engineering from Veermata Jijabai Technological Institute in India, an M.S.E.E. from Virginia Polytechnic Institute and State University, and an M.B.A. from the Wharton School, University of Pennsylvania.

We believe Mrs. Ganti is qualified to serve as a director due to her extensive operating experience and executive leadership and her deep knowledge of the technology industry.

Nancy Gioia, age 64, has served as a director of Power Integrations since January 2023. Ms. Gioia retired from Ford Motor Company in 2014 after more than 33 years of service including executive roles in product development, manufacturing, and strategy and planning. Among her roles at Ford, she served as director of global electrification, leading all aspects of the company’s electrified vehicle technologies and product portfolio. She currently serves on the board of Exro Technologies, Inc.; her past board roles include Brady Corporation, Lucid Group, Meggitt PLC and Exelon Corporation and as executive chair at Blue Current, Inc.. She also serves on the University of Michigan – Dearborn ESEE Dean’s Advisory Committee; her past university roles include Chair of the Industrial Advisory Committee at Stanford University.

Ms. Gioia holds a bachelor’s degree in Electrical Engineering from the University of Michigan – Dearborn and a M.S. in Manufacturing Systems Engineering from Stanford University.

We believe Ms. Gioia is qualified to serve as a director due to her decades of experience at a leading global automaker, her business expertise, and her extensive knowledge of the automotive industry.

Balakrishnan S. Iyer, age 68, has served as a director of Power Integrations since February 2004 and as Lead Independent Director of the Board since May 2023. Mr. Iyer has served on public company boards since 2001. He served on the board of directors of Clarivate Plc, a global leader in providing trusted insights and analytics, until December 2022. Mr. Iyer also served on the board of directors of Skyworks Solutions until May 2020; Churchill Capital Corp, a special purpose acquisition company, until its merger with Clarivate Analytics in May 2019; IHS Markit, until April 2019; QLogic Corporation, until its acquisition by Cavium in August 2016; IHS Inc., until its merger with Markit Ltd. in July 2016; Life Technologies Corporation, prior to its acquisition by Thermo Fisher Scientific Inc. in 2014; Overture Systems, prior to the sale of the company to Yahoo; and Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications, prior to the company’s acquisition by Golden Gate Capital.

Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as senior vice president and chief financial officer. In that role, Mr. Iyer was responsible for all the financial functions for the company including operational finance, controllership, treasury, tax and investor relations as well as strategy and business development. He raised $1 billion for the company and completed more than a dozen acquisitions valued at over $2 billion. He also led the execution of the strategic restructuring of the company from an integrated semiconductor company with a full range of manufacturing operations to a family of pure-play fabless semiconductor companies. Earlier in his career, Mr. Iyer worked in Silicon Valley for 17 years in the semiconductor industry in finance roles at Advanced Micro Devices, Cypress Semiconductor and VLSI Technology (where he was senior vice president and chief financial officer), and in engineering roles at National Semiconductor Corporation.

Mr. Iyer has significant experience in audit committee matters, as well as corporate governance, financing and acquisition matters. At IHS, he served as chairman of the audit committee since he joined its board of directors in 2003 until its merger with Markit in July 2016, helping oversee the company’s preparation to become a public company, including the recruiting of key finance team members, preparation of the registration statement and implementation of Sarbanes-Oxley Act Section 404. Mr. Iyer was previously chairman of the audit committee at QLogic and chairman of the audit and nominating committees at Life Technologies and Skyworks Solutions as well as the governance and nominating committee at Conexant Systems. He serves on the board of directors of the Forum for Corporate Directors, an organization focused on corporate governance and also on the advisory board of the NACD Pacific Southwest Chapter as well as the California State University Fullerton Center for Corporate Reporting and Governance. In December 2024, Mr. Iyer joined as chairman of the board to Cato Supply, an early-stage private company which is in the business of providing supply chain solutions in the healthcare space. As a board member, Mr. Iyer has overseen more than 100 acquisitions and divestitures valued at over $50 billion, and more than $10 billion in equity and debt financing.

Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, an M.S. in Industrial Engineering from the University of California, Berkeley and an M.B.A. in Finance from the Wharton School, University of Pennsylvania.

We believe Mr. Iyer is qualified to serve as a director due to his extensive experience overseeing a wide range of public companies, his business expertise in the semiconductor industry and his financial management expertise.

Gregg Lowe, age 62, was appointed as a director of Power Integrations, effective February 15, 2025. Mr. Lowe was the president and chief executive officer of Wolfspeed, Inc., the leader in silicon carbide solutions for high power applications, from September 2017 until November 2024. Mr. Lowe previously served as president and chief executive officer of Freescale Semiconductor from June 2012 until its merger with NXP in 2015. Prior, Mr. Lowe served as senior vice president and manager of the analog business for Texas Instruments where he helped to direct the acquisition of National Semiconductor. During his 27 years at Texas Instruments, Mr. Lowe served in a succession of roles including various leadership positions across field sales, automotive sales, marketing and integrated circuits where he oversaw a global team with design centers and customers across the globe. Mr. Lowe currently serves on the boards of Silicon Laboratories, Inc., The Rock & Roll Hall of Fame Museum and North Carolina A&T University.

Mr. Lowe has a bachelor of science degree in electrical engineering from Rose-Hulman Institute of Technology in Terre Haute, Indiana and is a graduate from the Stanford Executive Program at Stanford University.

We believe Mr. Lowe is qualified to serve as a director due to his extensive executive experience and knowledge of the semiconductor sector, as well as his public company board experience.

Ravi Vig, age 64, has served as a director of Power Integrations since April 2023. Mr. Vig served as president and chief executive officer and on the board of directors of Allegro MicroSystems, Inc., a global leader in power and sensing semiconductors, until his retirement in June 2022. During his 38-year career at Allegro and its parent company, Sanken North America, Mr. Vig served in a succession of roles including leadership of Allegro’s sensor business unit and its business-development organization before becoming chief executive officer of Allegro in 2017. In 2017 he brought in private equity investment into a previously privately held company, beginning the process of restructuring and corporate transformation. As president and chief executive officer, he transformed Allegro into a fabless, asset-lite, high-growth, innovation-focused company and market leader in power and sensing semiconductors. In 2020, he brought the company public and steered it onto a path of strong equity growth, accelerating revenue and greatly improving gross margins. During his leadership, Allegro was named to Inc. Magazine’s Best Led Companies list. Mr. Vig served as a member of the board of directors of Anokiwave, a privately held, fabless semiconductor company, and assisted them in a successful sale of the company in February 2024. Mr. Vig is also a member of the board of trustees for the Committee for Economic Development of the Conference Board as well as a Trustee and Finance committee member of Endicott College.

Mr. Vig holds a B.S. in Electrical Engineering from Rutgers University, an M.S. in Electrical Engineering from Dartmouth College, an M.B.A. from Southern New Hampshire University, and a leadership certificate from Yale University’s Graduate School of Management. Mr. Vig holds more than 60 patents in semiconductor and sensor design, applications and packaging.

We believe Mr. Vig is qualified to serve as a director due to his extensive strategic, technical and operational knowledge of the semiconductor sector and automotive and industrial markets and global customer engagement expertise.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Board Skills Matrix

Our directors have a wide variety of relevant skills, professional experience and backgrounds, and collectively bring to our Board viewpoints and perspectives that strengthen its ability to represent the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The table below illustrates broad categories of skills and expertise that our director nominees offer that we believe contribute to the effective leadership and exercise of oversight responsibilities by the Board.

Competencies	Wendy Arienzo	Balu Balakrishnan	Nicholas E. Brathwaite	Anita Ganti	Nancy Gioia	Balakrishnan S. Iyer	Gregg Lowe	Ravi Vig
Semiconductor/electronics industry experience	X	X	X	X		X	X	X
Engineering training/experience	X	X	X	X	X	X		X
Public-company senior management experience	X	X	X	X	X	X	X	X
Corporate finance/accounting expertise		X				X	X	X
Human capital management	X	X	X	X	X		X	X
Supply chain/manufacturing experience	X	X	X	X	X		X	X
Sales/marketing experience		X	X	X			X	X
Enterprise risk management		X		X	X	X
Automotive industry experience			X	X	X		X	X
Additional Information
Age	69	70	66	53	64	68	62	64
Gender	F	M	M	F	F	M	M	M
Board member since	2017	2002	2000	2020	2023	2004	2025	2023

Independence of the Board

As required under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations’ president and chief executive officer, is not an independent director.

Information Regarding the Board and Its Committees

The Board has adopted the Corporate Governance Guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with Power Integrations’ stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings, executive officer succession planning, Board committees, compensation, director stock ownership and director education and orientation. The Corporate Governance Guidelines are available on our website: www.power.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership information and meeting information for fiscal year 2024 for each of the Audit, Compensation and Nominating and Governance Committees:

Nominating and
Name	Audit	Compensation	Governance
Wendy Arienzo		X†	X
Nicholas E. Brathwaite		X	X†
Balakrishnan S. Iyer	X†		X
Anita Ganti	X
Nancy Gioia		X
Ravi Vig	X
Total meetings in year 2024	5	6	4
†	Committee Chair.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Power Integrations.

Audit Committee

The Audit Committee oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

●	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;
●	determines and approves the engagement of the independent registered public accounting firm;
●	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
●	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
●	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;
●	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
●	establishes procedures, as required under applicable law, for the receipt, retention and treatment of whistleblower complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
●	meets to review Power Integrations’ annual audited consolidated financial statements and quarterly financial statements with management and the independent registered public accounting firm;
●	reviews and, if it determines appropriate, approves related person transactions;
●	reviews and discusses with management and, as appropriate, the independent auditor, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures; and
●	adopts procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors compose the Audit Committee: Mr. Iyer, Mrs. Ganti and Mr. Vig. The Board has adopted a written Audit Committee Charter which can be found on our website at www.power.com. The Audit Committee met five times in 2024.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that each of Messrs. Iyer and Vig qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Messrs. Iyer’s and Vig’s level of knowledge and experience based upon their extensive experience, including as senior executive officers with financial oversight functions.

Compensation Committee

The Compensation Committee reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

●	with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and develops and reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;
●	reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;
●	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;
●	proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, retirement and profit-sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;
●	grants rights, participation and interests in our compensation plans to eligible participants;
●	approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;
●	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;
●	reviews and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;
●	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings;
●	reviews and evaluates the results of advisory votes of the company’s stockholders regarding executive compensation; and
●	reviews with the chief executive officer the plans for succession to the offices of Power Integrations’ executive officers and makes recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, three directors compose the Compensation Committee: Dr. Arienzo, Mr. Brathwaite and Ms. Gioia. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.power.com. The Compensation Committee met six times in 2024.

Compensation Committee Processes and Procedures

The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.

The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our chief executive officer, Mr. Balakrishnan, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including the compensation of the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s or the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

For 2024, the Compensation Committee engaged an independent compensation consulting firm, Radford, part of the Rewards and Solutions practice at Aon plc (“Aon”), to assist in the analysis of compensation survey data. Aon attended Compensation Committee meetings from time to time and provided peer group analysis, feedback and recommendations to the Compensation Committee on executive compensation and director compensation. Aon was instructed to review compensation at peer companies for the named executive officers and the company’s directors, and to give comments and recommendations based on that review. Aon was also expected to use its experience with the company and other similar companies and to apply judgment based on that experience. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation. The Compensation Committee reviews on at least an annual basis the six factors required by Nasdaq to be reviewed by the Compensation Committee regarding the compensation consultant prior to receiving advice from the compensation consultant.

Subject to business needs, the Compensation Committee’s policy is to grant restricted stock units (“RSUs”), to certain new employees on the first trading day of the month following the date of hire. In addition, we make grants of annual performance stock units (“PSUs”) and RSUs to continuing non-executive employees generally on the first day the company’s common stock trades on the Nasdaq Global Select Market in April of such year, and the Compensation Committee makes grants to executive officers on the date of Compensation Committee action with respect to PSUs and RSUs.

The Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.

A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2024 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

●	evaluates and recommends to the Board director nominees for each election of directors;
●	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;
●	reviews and makes recommendations to the Board concerning qualifications and the appointment and removal of committee members;
●	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of Power Integrations’ corporate governance principles;
●	reviews, discusses and assesses the performance of the Board, including Board committees; and

●	considers Board nominees and proposals submitted by stockholders or proposals to be submitted by the company to the company’s stockholders regarding corporate governance matters and makes recommendations to the Board regarding such matters, and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.power.com. As of the date of this proxy statement, three directors compose the Nominating and Governance Committee: Messrs. Brathwaite and Iyer and Dr. Arienzo. The Nominating and Governance Committee met four times in 2024. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

In considering whether to recommend any candidates for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations’ Corporate Governance Guidelines. These criteria include the candidate’s ability to read and understand financial statements, age, personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the company’s stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as experience, skills, and such other factors as it deems appropriate given the current needs of the Board and the company to maintain a balance of knowledge, experience and capability. The Board and Nominating and Governance Committee believe that having a Board with a mix of experience, professional background and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the company and management and to fulfill its role of oversight and stewardship.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote.

To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders who demonstrate, by written documentation, satisfactory to the Nominating and Governance Committee, that such stockholders hold outstanding shares of the company. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board in 2026 may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by December 1, 2025. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Board Leadership Structure

As set forth in Power Integrations’ Corporate Governance Guidelines, the Board’s leadership structure shall be either (a) a separate Chairman of the Board and Chief Executive Officer, or (b) a Chairman of the Board and Chief Executive Officer who is the same person, together with a Lead Independent Director. The Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chairman of the Board and Chief Executive Officer are the same person and separate from the Lead Independent Director.

At this time, the Board believes that our CEO is best situated to serve as Chairman of the Board. Balu Balakrishnan is highly knowledgeable and has longstanding experience with respect to our business, operations and industry and ongoing executive responsibility for the Company. As such, he is well positioned to identify strategic priorities and lead the Board’s consideration and analysis of such priorities. In addition, he offers a robust understanding of risks facing the Company. In the Board's view, this enables the Board to better understand the Company and work with management to enhance stockholder value. In addition, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the CEO to effectively communicate the Board's view to management. On February 6, 2025, the Company announced Mr. Balakrishnan’s intent to retire from his position as CEO of the Company and that the Board of Directors had retained an executive search firm to assist in identifying the next CEO of the Company. Mr. Balakrishnan intends to serve as executive chairman of the Company’s Board for as long as is needed to ensure a smooth transition to his successor, and is expected to remain on the Board thereafter.

Concurrent with Mr. Balakrishnan’s appointment as Chairman of the Board in 2023, the Board appointed Mr. Balakrishnan S. Iyer as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined CEO/Chairman of the Board. The lead independent director is empowered to, among other duties and responsibilities, preside over Board meetings at which the CEO/Chairman of the Board is not present, including executive sessions of the independent directors, act as liaison between the CEO/Chairman of the Board and the independent directors, coordinate the activity of the other independent directors, consult with the Chairman of the Board in planning and setting schedules and agendas for Board meetings, and, if requested by major stockholders, is available for consultation and direct communication with such stockholders. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Chairman of the Board, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of Mr. Iyer’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that the Company has a balanced and effective Board governance structure. See also “Board of Director’s Response to the Stockholder’s Proposal” in Proposal 6 below.

Role of the Board in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, information technology (“IT”) and cybersecurity practices as well as the risks associated with each. The Audit Committee charter specifies that the committee shall review and discuss with management, and the Company’s independent registered public accounting firm as appropriate, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. The full Board, led by the Lead Director- Cybersecurity, actively oversees the Company’s IT and cybersecurity policies, procedures and risk assessments, and management reports to the Board on information security matters on a quarterly basis, or more frequently as needed. We partner with third parties to help support our cybersecurity systems and maintain an awareness of current best practices, and we deliver quarterly cybersecurity awareness training to all employees.

Compensation Policies and Practices as They Relate to Risk Management

With the help of the Compensation Committee’s independent compensation consulting firm, Aon, the Compensation Committee has reviewed the Company’s compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: (1) annual base salaries; (2) the annual and long-term performance-based incentive award plans; (3) equity incentive awards under the 2016 Incentive Award Plan; (4) the Employee Stock Purchase Plan; and (5) the Executive Officer Benefits Agreements. Following such review, the Compensation Committee determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In coming to this conclusion, the Compensation Committee also considered the mitigating effects of the Company’s compensation “claw-back” policy which requires the “claw-back” of incentive compensation paid to current and former executive officers when that compensation is based upon achievement of financial results that later require a financial accounting restatement.

Meetings of the Board

The Board met seven times in 2024. All directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2024.

As required under applicable Nasdaq listing standards, in fiscal year 2024, Power Integrations’ independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the Chairman of the Board. The Chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chairman of the Board shall discard the communication.

Sustainability, Corporate Responsibility and Business Ethics

The average home contains dozens of devices that spend the vast majority of their time in standby or no-load conditions. Due mainly to inefficient power supplies, the energy wasted by these devices adds up to a massive burden on our economy and our environment. A 2015 study1 found that in an average U.S. home, products in standby or other idle conditions consumed approximately $165 worth of electricity per year. Nationwide, this added up to an amount of power equivalent to the production of 50 large power plants. Our EcoSmart technology drastically reduces the amount of power wasted by electronic products when they are plugged in but not in use. We estimate that in 2024 this technology saved more than 11 terawatt-hours of electricity, an amount equal to the entire annual consumption of about 1.6 million homes.2 In addition to these standby savings, the highly efficient silicon and gallium-nitride transistors incorporated in our integrated circuits also enable highly efficient “active-mode” operation of electronic products. We believe our BridgeSwitch™ motor-driver products offer the highest efficiency available for powering brushless direct current (“DC”) motors used in many home-appliance applications, while our SCALE gate-drivers are used in a variety of clean technologies such as solar and wind energy systems, high-voltage DC transmission lines and electric transportation.

As a producer of technologies and products that generate significant environmental benefits, we understand that there is economic opportunity in operating with the good of society and the environment in mind. We take a long-term approach to planning and decision making, and invest for sustainable growth and profitability. We foster stable, long-term relationships with manufacturing partners holding ISO quality and environmental certifications. We value our employees, giving them the tools and training to grow as individuals, and the freedom to take risks in the service of innovation. During fiscal year 2024, we gave normal annual salary increases and continued to hire, contributing to a below average employee turnover relative to our industry. As a result of our long-term, sustainable approach, we have a track record of positive earnings, high levels of customer satisfaction and below-average employee turnover relative to our industry.

As a fabless semiconductor company, we regard our manufacturing partners as an extension of our operations. We have a rigorous qualification process and choose only established wafer foundries and assembly-and-test sub-contractors who are ISO 14001 certified for environmental compliance and IATF 16949 certified for quality management. All of our foundry partners have roadmaps to deliver substantial reductions in GHG/CO2 emissions. We expect our manufacturing partners to subscribe to our Supplier Code of Conduct and regularly audit our suppliers to ensure compliance. As a member of the Responsible Minerals Initiative, we are committed to ensuring that all of our products containing cobalt, tungsten, gold, tantalum and tin are conflict-free or sourced from compliant smelters and refiners.

In 2010, we installed a 600-kilowatt solar array at our San Jose headquarters. We have added approximately one megawatt of additional generating capacity to the array, which we expect to begin operating in 2025. In 2022, we opened a new facility in Biel, Switzerland featuring a 25-kilowatt solar array. In 2021, we installed 43 kilowatts of solar capacity at our facility in Ense, Germany. Future expansion plans include the addition of nearly 100 new electric-vehicle charging stations at our San Jose headquarters.

We have a skilled and diverse workforce, and we offer competitive compensation including generous benefits, paying an above-average percentage of the cost of employees’ health, dental and vision insurance. We offer flexible spending accounts for healthcare and child-care expenses, matching 401(k) contributions, an employee stock purchase plan, paid vacation and family leave, life and disability insurance, flu vaccinations, tuition reimbursement, health-and-wellness programs designed to promote physical well-being and other mental health services. We encourage employee skill growth by offering tuition reimbursement of up to $5,250 each year for job related education. We offer workshops on a range of personal development topics such as financial planning, nutrition and stress management. We also support employees’ charitable giving by matching up to $750 of donations per employee per year.

1 National Resources Defense Council, May 2015 (https://www.nrdc.org/sites/default/files/home-idle-load-IP.pdf)

2 U.S. EPA Greenhouse Gas Equivalencies Calculator

Additional information, including workforce diversity and injury data, quantitative reporting on energy usage and the energy savings enabled by our products, and the reports and policies listed below, can be found at the “Sustainability and Citizenship” section of our corporate website, www.power.com/company/sustainability-and-citizenship:

●	Supplier Code of Conduct
●	Human Rights Policy
●	Conflict Minerals Report to the U.S. Securities and Exchange Commission
●	Conflict Minerals Policy Statement
●	UK Modern Slavery Act Statement
●	Environment, Health and Safety Policy
●	RoHS/REACH Compliant and Halogen Free Statement
●	Certification of REACH SVHC Non-Usage
●	Environmental, Health and Safety Policy
●	Injury and Illness Prevention Program
●	Whistleblower Policy
●	Non-discrimination Policy

Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics, which applies to all officers, directors and employees. The Code of Business Conduct and Ethics can be found on our website, www.power.com, and is available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002. We intend to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website listed above.

Board Stock Ownership Guidelines

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of the Company’s directors with the interests of the Company’s stockholders, the Board believes that directors should have a significant financial stake in the Company. Accordingly, the Board believes that each director who has served on the Board for three years (excluding service prior to the date of adoption of the board stock ownership guidelines) should own an aggregate number of shares of our common stock that shall have a value equal to or exceeding three times the annual cash retainer payable by the Company for such director’s service on the Board. At its discretion, the Board may evaluate whether this requirement should be waived in the case of any director, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement. Currently all members of the Board comply with the guidelines.

Chief Executive Officer Stock-Ownership Guidelines

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of our chief executive officer with the interests of the Company’s stockholders, the Board believes that the chief executive officer should have a significant financial stake in the Company. Accordingly, the Board believes that our chief executive officer, upon reaching three years of service in this role (excluding service prior to the date of the chief executive officer stock ownership guidelines) should own an aggregate number of shares of our common stock with a value equal to or exceeding three times the chief executive officer’s annual base salary. At its discretion, the Board may evaluate whether this requirement should be waived in the case of the chief executive officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement, including as a result of a decrease in the value of our common stock.

As of March 17, 2025, Mr. Balakrishnan owned outright 454,949 shares of our common stock (including shares owned through his personal trust), with a value of approximately $26.3 million.

Executive Officer Stock Ownership

Although we do not have minimum mandatory stock ownership guidelines for our executive officers other than our chief executive officer, the structure of our compensation programs acts as a functional equivalent of minimum stock ownership requirements, as our executive officers: (1)  hold unvested RSUs, which entitle the executive officers to receive shares of our common stock in the future upon vesting (unvested RSUs as of March 17, 2025, for the Company’s named executive officers were as follows: 145,175 shares for Mr. Balakrishnan; 71,250 shares for Mr. Nayyar; 45,175 shares for Mr. Barsan; 37,260 shares for Mr. Gupta; and 31,725 shares for Mr. Walker); and (2)  hold unvested PSUs and PRSUs, which entitle the executive officer to receive shares of our common stock in the future upon vesting which occurs upon achieving established performance metrics (currently collectively 166,700 shares for

Mr. Balakrishnan; 34,000 shares for Mr. Nayyar; 22,300 shares for Mr. Barsan; 20,360 shares for Mr. Gupta; and 15,500 shares for Mr. Walker).

Minimum Vesting Periods for Executive Officer Equity Grants

Although we do not have minimum mandatory vesting periods for equity grants made to our executive officers, our historical practice, which our Compensation Committee intends to continue in the future, is to have vesting periods on our equity grants typically as follows: (1) for RSUs, vesting over four years with 25% of the shares subject to the RSU vesting on each of the first four anniversaries of the date of grant; (2) for PSUs, vesting after one year, but only to the extent that the performance metrics for the PSUs are met; and (3) for PRSUs vesting after three years, but only to the extent that the performance metrics for the PRSUs are met.

Minimum Vesting Periods for Director Equity Grants

Non-employee directors each receive an annual equity compensation grant, which consists of RSUs that vest in full effective immediately prior to the commencement of the Company’s first annual meeting of stockholders in the year following the year of the annual grant, provided that the recipient is still providing services to the Company as a director. A new eligible director generally receives a similar grant pro-rated to the remaining portion of the year prior to the next annual grants of equity awards to non-employee directors.

Prohibition on Hedging and Insider Trading Policy

Our Board has adopted a policy that prohibits directors, executive officers and other insiders (as defined in such policy) from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time.

Our Board has adopted an insider trading policy governing the purchase, sale and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. In addition, from time to time, the Company may engage in transactions in Company securities. It is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Exchange Act, Power Integrations’ stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the company successfully in a competitive environment.

Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of variable incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance.

Highlights of our program include:

●	A mixture of salary and variable incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent on our performance as a company which aligns the interests of executive officers with those of the company’s stockholders;
●	Long-term, equity-based incentive compensation to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage the company from the perspective of an owner with an equity stake in the business; and
●	A compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a financial accounting restatement.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Power Integrations’ named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations regarding executive compensation arrangements in the future.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2025. The Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In determining whether to reappoint the independent auditor, the Audit Committee takes into consideration various factors, including the auditor’s historical and recent performance on the audit; the length of time the firm has served in this role; professional qualifications; the quality of ongoing discussions with the auditor; external data, including recent Public Company Accounting Oversight Board reports on the auditor and its peer firms; and the appropriateness of fees.

Deloitte & Touche LLP has audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Power Integrations’ Bylaws nor other governing documents or law requires stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2024 and 2023 by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm.

	Fiscal	Fiscal
(in thousands)	2024	2023
Audit Fees(1)	$1,599	$1,515
Audit-Related Fees	—	—
Tax Fees(2)	191	164
All Other Fees	—	—
Total Fees	$1,790	$1,679
(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2024 and 2023 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.
(2)	In 2024 and 2023, tax fees related primarily to tax planning and tax compliance advice.

All fees described above were approved by the Audit Committee.

Pre-Approval Policy and Procedures

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

At our 2024 Annual Meeting of Stockholders, our stockholders approved an advisory proposal that requested our Board to take the steps necessary to eliminate any voting requirements in our restated certificate of incorporation and amended and restated bylaws that call for a greater than simple majority vote of stockholders. After careful consideration of a variety of factors, including the level of stockholder support for the advisory proposal, the Board has adopted proposed amendments to eliminate the supermajority voting requirements in our restated certificate of incorporation ("Certificate of Incorporation") and is recommending that our stockholders approve and adopt such amendments (the "Proposed Certificate Amendment"). The Board has also approved conforming amendments to our amended and restated bylaws ("Bylaws") to eliminate the supermajority voting provisions contained therein, contingent upon the approval of the Proposed Certificate Amendment.

Our Board evaluates the implementation of appropriate corporate governance measures on an ongoing basis. Our Certificate of Incorporation and Bylaws currently include certain supermajority voting provisions, and in the past the Board has determined that the retention of a supermajority vote standard for a select few fundamental changes to our governing documents and corporate governance structure was the best way to ensure that the interests of all stockholders are fully protected.

As part of the Board’s ongoing consideration of appropriate corporate governance structures and after taking into consideration the approval of a stockholder proposal to remove our supermajority voting requirements at the 2024 Annual Meeting of Stockholders, the Board has now determined that it is appropriate to remove the current supermajority voting requirements in our Certificate of Incorporation and Bylaws and replace them with a voting standard requiring the affirmative vote of a majority of the outstanding shares entitled to vote on such matter(s), consistent with the requirements of Section 242 of the Delaware General Corporation Law. The Board believes that such standards will continue to provide protection against proposals that could be harmful to stockholders and might otherwise be driven by special interests, and as a result, balances the Board's prior concerns with removal of the supermajority voting requirements and stockholder input.

Eliminate Supermajority Voting Provisions to Amend our Governance Documents

Currently, Article Seventh of our Certificate of Incorporation states that stockholders can adopt, amend or repeal our Bylaws only if that action is approved by holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class (a "two-thirds supermajority vote"). This Proposal 4 proposes to amend this provision, as set out below and in Appendix A, by replacing the reference to "sixty-six and two-thirds percent (66-2/3%)" with "a majority." As a result, if approved and implemented, stockholders would be able to amend the Bylaws by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, which is the default voting standard under the Delaware General Corporation Law.

Likewise, Article Ninth of our Certificate of Incorporation currently requires a two-thirds supermajority vote to alter, amend or repeal the provisions in the Certificate of Incorporation relating to:

●	any amendment of the Certificate of Incorporation (Article NINTH);
●	the definition, limitation and regulation of the powers of the Company, our directors and our stockholders (Article FIFTH);
●	the composition of the Board of Directors (Article SIXTH);
●	any amendment to the Bylaws of the Corporation (Article SEVENTH); and
●	director exculpation from liability (Article EIGHTH).

This Proposal 4 proposes to amend this provision, as set out in Appendix A, by replacing the reference to "66-2/3%" with "a majority." As a result, if approved and implemented, stockholders would be able to amend the Certificate of Incorporation, including with respect to any of these provisions, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, which is the default voting standard under the Delaware General Corporation Law.

Related Changes to the Bylaws

In connection with the approval of the Proposed Certificate Amendment, the Board of Directors has also approved an amendment to the Bylaws, which shall become effective contingent upon and subject to the effectiveness of the filing of the Proposed Certificate Amendment with the Delaware Secretary of State after its adoption by our stockholders. Specifically, the Board has approved amendments to the Bylaws to replace the two-thirds supermajority voting provision to amend the Bylaws set forth in Article IX, Section 9.1 with the majority voting standard described above. The amendment to the Bylaws does not require stockholder approval. If this Proposal 4 is not approved, the existing supermajority voting provision in Article IX, Section 9.1 of the Bylaws will remain in effect.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

PROPOSAL 5

APPROVAL OF AMENDED AND RESTATED 2016 INCENTIVE AWARD PLAN

We are requesting that the stockholders approve an amendment and restatement of the Power Integrations, Inc. 2016 Incentive Award Plan in the form attached as Appendix B and marked to show the proposed amendments to the 2016 Plan, which amended and restated plan we refer to as the Amended 2016 Plan, to increase the maximum dollar value of equity awards and cash paid to non-employee directors in any single fiscal year from the current $300,000 to the market median of $750,000.

There is no plan to increase compensation to the new market limit.  The current limit is too low to support delivery of market median compensation to the Lead Independent Director of the Board.  If this modification is approved, we anticipate that director compensation for 2025 will be better positioned relative to the market median and will range from $252,500 to $310,000 based on the roles and responsibilities currently in effect.  The Board adopted the Amended 2016 Plan on March 13, 2025, subject to stockholder approval.  There are no changes proposed to the 2016 Plan other than the increase to the maximum dollar value payable to non-employee directors in any single fiscal year.

The Board originally adopted the 2016 Plan on March 17, 2016, which was subsequently amended and restated in 2019 and 2021, to provide a means to continue offer a competitive equity compensation program to secure and retain the services of high-caliber employees, directors and consultants of our company and its affiliates, to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of the common stock through the grant of stock awards, and to thereby align the long-term compensation and interests of those individuals with our stockholders.

Approval of the Amended 2016 Plan will allow us to continue to grant equity-based awards at levels determined appropriate by our Board and Compensation Committee. The Compensation Committee has historically positioned compensation at the median of the competitive market, as defined by publicly disclosed compensation arrangements for our named peers. Our Compensation Committee reviews director compensation periodically, and has not made any changes to the compensation program since May 21, 2021.

As part of the Compensation Committee's review of board compensation arrangements in late 2024, the Compensation Committee's independent advisor, Aon, provided detailed information regarding competitive practices for annual cash and equity retainers for directors. Aon found our board compensation to be positioned below the 25th percentile for both cash and equity components, and recommended adjustments to re-align the program with the market median. Aon also provided data regarding compensation limits of our peers, finding that the market median limit was $750,000. While we are requesting a modification to the 2016 Plan to increase the limit to the market median of $750,000, the Compensation Committee does not intend to grant compensation at these levels. Details regarding proposed changes to the director equity awards, can be found in section 3(c) of the Amended 2016 plan attached as Appendix B. These changes along with the increases made to cash compensation as described in “Compensation of Directors” position compensation for our directors at the median of the competitive market. If approved, we anticipate that director compensation for 2025 will range from $252,500 to $310,000 based on the roles and responsibilities currently in effect.

Subject to the approval of the Amended 2016 Plan, each of our continuing non-employee directors will be granted restricted stock unit awards on the first trading day of July each year having a grant date fair value of $200,000 with grants under the currently approved 2016 Plan having a grant date fair value of $120,000. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation for Fiscal Year 2024.”

If this Proposal 5 is approved by our stockholders, the Amended 2016 Plan will become effective upon the date of the 2025 Annual Meeting. In the event that our stockholders do not approve this Proposal 5, the Amended 2016 Plan will not become effective and the 2016 Plan will continue in its current form, expiring on March 10, 2031.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

Summary of the Amended 2016 Plan

The following is a description of the purpose and the main features of the Amended 2016 Plan. This description is not complete and is qualified by reference to the full text of the Amended 2016 Plan, which is attached as Appendix B to this proxy statement.

General

Eligible Award Recipients. Members of our Board and employees and consultants of the company and its affiliates are eligible to participate in the Amended 2016 Plan. As of March 17, 2025, we have 789 employees which includes seven executive officers, seven non-employee directors and no consultants who are eligible to participate in the Amended 2016 Plan.

Available Awards. The Amended 2016 Plan provides for the grant of restricted stock unit awards, performance stock unit awards and performance cash awards. No other forms of equity-based awards, including stock options and stock appreciation rights, may be granted under the Amended 2016 Plan.

Purpose. The Amended 2016 Plan is intended to help the company secure and retain the services of eligible award recipients and provide incentives for these individuals to exert maximum efforts for the success of the company and its affiliates.

Administration

The Board administers the Amended 2016 Plan. The Board may delegate administration of the Amended 2016 Plan to a committee or committees of our Board (each, a “Committee”). The Board may also delegate to one or more officers the ability to decide certain terms of some awards to non-officers within parameters determined by the Board in accordance with the Amended 2016 Plan. Subject to the provisions of the Amended 2016 Plan, the Board has the authority to determine who will be granted awards; when and how each award will be granted; what type of award will be granted; the provisions of each award, including when a person will be permitted to receive cash or common stock under the award; the number of shares of common stock subject to, or the cash value of, an award; and the fair market value applicable to an award. The Board also has the power to construe and interpret the Amended 2016 Plan, settle controversies under the Amended 2016 Plan, accelerate the vesting of awards, approve forms of award agreements under the Amended 2016 Plan and adopt procedures relating to the Amended 2016 Plan. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Shares Subject to the Amended 2016 Plan

Share Reserve. The aggregate number of shares of common stock of the company that may be issued pursuant to awards from and after the effective date will not exceed seven million (7,000,000) shares (the “Share Reserve”).

Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to an award are forfeited back to the company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited will revert to and again become available for issuance under the Amended 2016 Plan. If any shares of common stock subject to an award are not delivered to a participant because such shares are withheld for the payment of taxes, the number of shares subject to the award that are not delivered to the participant will not remain available for subsequent issuance under the Amended 2016 Plan.

Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to awards granted under the Amended 2016 Plan or otherwise during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, will not exceed seven hundred fifty thousand dollars ($750,000) in total value (calculating the value of any such awards based on the grant date fair value of such stock unit awards for financial reporting purposes).

Source of Shares. The stock issuable under the Amended 2016 Plan will be shares of authorized but unissued or reacquired common stock, including shares repurchased by the company on the open market or otherwise.

Eligibility

Awards may be granted to employees and consultants of the company and its affiliates, as well as members of the Board; provided, however, that awards may not be granted to employees, directors and consultants who are providing continuous service only to any “parent” of the company, as such term is defined in rule 405, unless (i) the stock underlying such awards is treated as “service recipient stock” under section 409A of the Code (for example, because the awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the company, in consultation with its legal counsel, has determined that such awards are otherwise exempt from (or, alternatively, comply with) the distribution requirements of section 409A of the Code.

Provisions of Awards

Restricted Stock Unit Awards. Each restricted stock unit award agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of restricted stock unit award agreements may change from time to time, and the terms and conditions of separate restricted stock unit award agreements need not be identical. Each restricted stock unit award agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

Consideration. At the time of grant of a restricted stock unit award, the Board will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. The consideration to be paid (if any) by the participant for each share of common stock subject to a restricted stock unit award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

Vesting. At the time of the grant of a restricted stock unit award, the Board may impose such restrictions on or conditions to the vesting of the restricted stock unit award as it, in its sole discretion, deems appropriate.

Payment. A restricted stock unit award may be settled by the delivery of shares of common stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the restricted stock unit award agreement.

Additional Restrictions. At the time of the grant of a restricted stock unit award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of common stock (or their cash equivalent) subject to a restricted stock unit award to a time after the vesting of such restricted stock unit award.

Dividend Equivalents. Dividend equivalents may be credited in respect of shares of common stock covered by a restricted stock unit award, as determined by the Board and contained in the restricted stock unit award agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of common stock covered by the restricted stock unit award in such manner as determined by the Board. Any additional shares covered by the restricted stock unit award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying restricted stock unit award agreement to which they relate.

Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable restricted stock unit award agreement, such portion of the restricted stock unit award that has not vested will be forfeited upon the participant’s termination of continuous service.

Performance Awards.

Performance Stock Unit Awards. A performance stock unit award is a restricted stock unit award that is granted or vests contingent upon the attainment during a performance period of certain performance goals. A performance stock unit award may, but need not, require the participant’s completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Board or Committee may determine that cash may be used in payment of performance stock unit awards.

Performance Period. The performance period will be the period of time selected by the Board or Committee over which the attainment of one or more performance goals will be measured for the purpose of determining a participant’s right to, and the payment of, a performance unit award or a performance cash award. Performance periods may be of varying and overlapping duration, at the sole discretion of the Board or Committee.

Performance Criteria. The performance criteria under the Amended 2016 Plan will be the one or more criteria that the Committee selects for purposes of establishing the performance goals for a performance period. The performance criteria that will be used to establish the performance goals may be based on any one of, or combination of, the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross or operating margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) orders, sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) quality measures; and (xxxiv) other measures of performance selected by the Board or Committee.

Performance Goals. “Performance goals” means, for a performance period, the one or more goals established by the Committee or Board for the performance period based upon the performance criteria. Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board or Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Board or Committee will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at maximum levels during the balance of a performance period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or any other adjustment made to arrive at the company’s non-GAAP financial information as presented in the company’s SEC filings.

Performance Cash Awards. A performance cash award is a cash award that is payable contingent upon the attainment during a performance period of certain performance goals. A performance cash award may also require the participant’s completion of a specified period of continuous service. At the time of grant of a performance cash award, the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.

Discretion. The Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Withholding Obligations

Unless prohibited by the terms of an award agreement, the company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an award by any of the following means or by a combination of such means, accordance with the terms of the Amended 2016 Plan: (i) causing the participant to tender a cash payment; (ii) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (iii) withholding cash from an award settled in cash; (iv) withholding payment from any amounts otherwise payable to the participant; or (v) by such other method as may be set forth in the award agreement.

Adjustments Upon Changes in Common Stock; Other Corporate Events

Capitalization Adjustments. In the event of a capitalization adjustment (such as a merger, stock dividend, stock split and similar event), the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2016 Plan, (ii) the class(es) and maximum number of securities that may be awarded to any person, and (iii) the class(es) and number of securities and price per share of stock subject to outstanding awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

Dissolution. Except as otherwise provided in the award agreement, in the event of a dissolution of the company, all outstanding awards (other than awards consisting of vested and outstanding shares of common stock not subject to a forfeiture condition or the company’s right of repurchase) will terminate immediately prior to the completion of such dissolution, and the shares of common stock subject to the company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the company notwithstanding the fact that the holder of such award is providing continuous service, ,provided that the Board may, in its sole discretion, cause some or all awards to become fully vested and/or no longer subject to repurchase or forfeiture (to the extent such awards have not previously expired or terminated) before the dissolution is completed but contingent on its completion.

Transactions. The following provisions will apply to awards in the event of a transaction (as defined in the Amended 2016 Plan), unless otherwise provided in the award agreement or any other written agreement between the company or any affiliate and the participant or unless otherwise expressly provided by the Board at the time of grant of an award. In the event of a transaction, the Board may take one or more of the following actions with respect to awards, contingent upon the closing or completion of the transaction:

●	arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar award for the award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the company pursuant to the transaction);
●	arrange for the assignment of any reacquisition or repurchase rights held by the company in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
●	accelerate the vesting, in whole or in part, of the award to a date prior to the effective time of such transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Transaction);
●	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the company with respect to the award;
●	cancel or arrange for the cancellation of the award, to the extent not vested prior to the effective time of the transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and
●	make a payment, in such form as may be determined by the Board equal to the value of the property the participant would have received upon the settlement of the award immediately prior to the effective time of the transaction. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the common stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants. The Board may take different actions with respect to the vested and unvested portions of an award.

Change in Control. An award may be subject to additional acceleration of vesting upon or after a qualifying termination that occurs in connection with a change in control (as defined in the Amended 2016 Plan) as may be provided in the award agreement for such award or as may be provided in any other written agreement between the company or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Clawbacks

All Awards granted under the Amended 2016 Plan will be subject to recoupment in accordance with any clawback policy that the company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock or other cash or property upon the occurrence of “cause” (as defined in the Amended 2016 Plan). No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the company.

Plan Term; Earlier Termination or Suspension of the Plan

Suspension and Termination. The Board may suspend or terminate the 2016 Plan at any time. Under the 2016 Plan as currently in effect, unless sooner terminated, the 2016 Plan will automatically terminate on March 10, 2031. No awards may be granted under the 2016 Plan while the 2016 Plan is suspended or after it is terminated.

No Impairment of Rights. Suspension or termination of the 2016 Plan will not impair rights and obligations under any award granted while the 2016 Plan is in effect except with the written consent of the affected participant or as otherwise permitted in the 2016 Plan.

Summary of U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2016 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of our tax reporting obligations.

Restricted Stock Unit Awards and Performance Stock Unit Awards

Generally, the recipient of a restricted stock unit award or performance stock unit award will recognize ordinary income at such time as the stock is delivered equal to the fair market value of the shares of our common stock received. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock unit award.

Performance Cash Award

The payment of a performance cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the cash award.

New Plan Benefits

No awards granted under the 2016 Plan prior to the date of the Annual Meeting were granted subject to shareholder approval of this proposal.

Consistent with our director equity compensation program, each of our continuing non-employee directors will be granted restricted stock unit awards on the first trading day of July each year, having a grant date fair value of $200,000, if Proposal 5 is approved, and $120,000, if Proposal 5 is not approved. This change along with the increases made to cash compensation as described in “Compensation of Directors” position compensation for our directors at the median of the competitive market. Grants made to our non-

employee directors in the last fiscal year are described in “Director Compensation for Fiscal Year 2024.” Also refer to “Compensation of Directors” for information regarding cash compensation and grants to directors.

For more information concerning the number of shares of common stock available for issuance under the 2016 Plan and the outstanding awards under the 2016 Plan, see "Equity Compensation Plan Information" below.

Awards Previously Granted Under the 2016 Plan

The following table shows the aggregate number of shares of our common stock underlying RSUs, PSUs and PRSUs granted to the identified persons under the 2016 Plan along with shares of our common stock underlying PSUs and PRSUs which were forfeited due to nonperformance under the 2016 Plan since its inception through March 17, 2025. No award has been granted under the 2016 Plan to any associate of any director, director nominee, or executive officer, and no other person has been granted 5% or more of the total amount of awards granted under the 2016 Plan. As of March 17, 2025, the closing price of our common stock was $57.72 per share.

	Number of	Number of	Number of
	RSUs Granted	PSUs Granted	PRSUs Granted
Balu Balakrishnan, President, Chief Executive Officer, and Director	450,700	263,400	645,400
Sandeep Nayyar, Chief Financial Officer	171,300	87,000	114,200
Radu Barsan, Vice President, Technology	126,600	75,800	84,400
Sunil Gupta, Vice President, Operations	81,899	37,000	48,359
Clifford J. Walker, Vice President, Corporate Development	87,600	57,400	58,400
Wendy Arienzo, Director	13,918	—	—
Nicholas E. Brathwaite, Director	13,918	—	—
Anita Ganti, Director	8,952	—	—
Nancy Gioia, Director	3,823	—	—
Balakrishnan S. Iyer, Director	13,918	—	—
Gregg Lowe, Director	728	—	—
Ravi Vig, Director	3,342	—	—
All current executive officers as a group	1,026,759	585,300	1,014,639
All current non-executive officer directors as a group	58,599	—	—
All employees (other than current executive officers)	2,209,862	607,442	171,210
Granted	3,295,220	1,192,742	1,185,849
Less shares forfeited for non-performance	—	470,207	468,212
Total	3,295,220	722,535	717,637

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Power Integrations’ common stock that may be issued upon the exercise of options and vesting of rights under all of the existing equity compensation plans as of December 31, 2024, which consist of the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 2007 Equity Incentive Plan and the Power Integrations 2016 Incentive Award Plan. None of the Company’s existing equity compensation plans permit the repricing of stock appreciation rights or stock options for a lower exercise price or cash buyouts without stockholder approval.

			Number of Securities
		Weighted-	Remaining Available for
	Number of Securities	Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options	Options and	Securities Reflected in
Plan Category	and Rights	Rights	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders
1997 Outside Directors Stock Option Plan(1)	—	—	200,000
1997 Employee Stock Purchase Plan(2)	—	—	557,295
2007 Equity Incentive Plan(3)	54,850	—	—
2016 Incentive Award Plan	1,357,272	—	3,143,157
Total equity compensation plans approved by stockholders	1,412,122	—	3,900,452
Equity compensation plans not approved by stockholders	—	—	—
Totals	1,412,122	—	3,900,452
(1)	On July 28, 2009, this plan was amended to generally prohibit outstanding options from being amended to reduce the exercise price of such outstanding options or canceled in exchange for cash, other awards or options with a lower exercise price without stockholder approval.
(2)	As of December 31, 2024, a total of 557,295 shares remained available for future issuance under the 1997 Employee Stock Purchase Plan. The maximum number of shares subject to purchase rights under the 1997 Employee Stock Purchase Plan is a function of stock price and total employee contributions. As such we cannot reasonably determine the number of shares subject to outstanding purchase rights as of December 31, 2024.
(3)	On July 28, 2009, this plan was amended to generally prohibit outstanding options or stock appreciation rights from being canceled in exchange for cash without stockholder approval and already prohibited the repricing of any outstanding stock awards and the canceling and re-granting of any outstanding stock awards without stockholder approval.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

PROPOSAL 6

STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who holds 75 shares of our common stock, which he has held for more than three years, intends to submit the proposal as set forth below for consideration at the Annual Meeting. The Company is not responsible for the contents of the proposal.

Proposal 6 – Support for an Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an expedited basis.

It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

A lead director is no substitute for an independent Board Chairman.

It is worth considering the adoption of an Independent Board Chairman given the recent serious decline in the stock price of Power Integrations from $108 in 2021 to $64 in late 2024. And one respected ratings firm gave Power Integrations stock a rating of 4 for timeliness with 5 being the worse score.

The ascending complexities of modern companies increasingly demand that 2 persons fill the 2 most important jobs on an enduring basis – Chairman and CEO.

Please vote yes:

Support for an Independent Board Chairman – Proposal 6

BOARD OF DIRECTOR’S RESPONSE TO THE STOCKHOLDER’S PROPOSAL

The Board has carefully considered the above proposal, believes the proposal is not in the best interests of the Company and its stockholders for the reasons set forth below, and recommends that stockholders vote against the proposal.

The Board Should Continue to Have Flexibility to Determine in its Business Judgment Whether to Separate or Combine the Roles of Board Chair and Chief Executive Officer

The Board believes it is important to maintain the flexibility to choose whether to separate the Board Chair and Chief Executive Officer roles at the Company. The Board believes the proposed policy would be detrimental to the Company because it would remove the Board’s flexibility and narrow the governance arrangements that the Board may consider. The Board believes that, depending on the Company’s circumstances at any given point in time, it may not be in the best interests of the Company or its stockholders to have a Board Chair who is an independent director for a variety of reasons. Overall, the Board believes it should be allowed to use its business judgment to select the director it believes is best suited to serve as Board Chair and to change that determination as facts and circumstances change.

The Board Regularly Reviews and Assesses Board Leadership Structure

The Board regularly reviews its governance processes including its leadership structure, and will make determinations based upon the best interests of the Company and its stockholders at that time. The Board considers, among other things, the changing needs of the Board and the Company and evolving corporate governance best practices. According to the Spencer Stuart U.S. Board Index 2024, approximately 50%

of S&P MidCap 400 companies do not have an independent board chair. The Board will consider stockholder feedback received through engagement and the voting results on this stockholder proposal.

The Current Leadership Structure is the Most Effective for the Company

At present, the independent directors have determined that the Company is well-served by having both Board Chair and Chief Executive Officer roles performed by Mr. Balakrishnan, who provides excellent leadership and direction for both management and the Board and who facilitates the flow of business information and communications. This structure allows our Chief Executive Officer to speak for and lead the Company and Board while also providing for effective oversight and governance by an independent Board through our independent Lead Director. The high level of contact and communication between our Lead Director and our Board Chair throughout the year and the specificity contained in the Lead Director’s responsibilities also serve to foster effective Board leadership.

Our Lead Director has extensive, well-defined responsibilities as set forth in our Corporate Governance Guidelines to ensure our Board provides effective independent oversight of management. Our Lead Director:

●	Presides at all meetings of the Board at which the Board Chair is not present, including executive sessions of the independent directors, and regularly meets with the Board Chair and Chief Executive Officer for discussion of appropriate matters arising from these sessions;
●	Coordinates the activities of the other independent directors and serves as liaison between the Board Chair and the independent directors;
●	Has the authority to call, and set the agendas for meetings of the independent directors;
●	Provides leadership to the Board if circumstances arise in which the role of the Board Chair or Chief Executive Officer may be, or may be perceived to be, in conflict;
●	Works with the Board Chair and Chief Executive Officer to propose a schedule of major discussion items for the Board;
●	Consults with the Board Chair and Chief Executive Officer and approves all meeting agendas, schedules, and information provided to the Board, and may, from time to time, invite corporate officers, other employees, and advisors to attend Board or committee meetings whenever deemed appropriate;
●	Guides the Board’s governance processes;
●	Interviews, along with the Board Chair and the Chair and members of the Nominating and Governance Committee, all director candidates and makes recommendations to the Nominating and Governance Committee;
●	Advises the Nominating and Governance Committee on the selection of members of the Board committees;
●	Advises the Board committees on the selection of committee chairs;
●	Works with the Chair of the Compensation and Nominating and Governance Committees to guide the Board’s discussion of management succession plans;
●	Works with the Chair of the Nominating and Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors;
●	If requested by major stockholders, is available for consultation and direct communication with such stockholders; and
●	Performs such other duties and responsibilities as the Board may determine.

In addition to having a Lead Director position with significant responsibilities, the Company has a number of governance structures in place to support the independent operation of the Board:

●	Seven out of the eight current directors—all directors other than Mr. Balakrishnan—are independent under the standards of the Nasdaq Stock Market LLC and our Company bylaws;
●	The Board’s Audit Committee, Compensation, and Nominating and Governance Committee are composed solely of independent directors;
●	Non-management directors meet privately in executive session presided over by the Lead Director at least twice per year;
●	Non-management directors determine the performance criteria for evaluating the Chief Executive Officer and perform periodic performance reviews of the Chief Executive Officer;
●	Directors have full and free access to the officers and employees of the Company; and
●	The Board and each committee of the Board has the power to retain experts or advisors without consulting or obtaining the approval of any officer of the Company.

The Board continues to believe that our CEO is best situated to serve as Chairman of the Board. Balu Balakrishnan is highly knowledgeable and has longstanding experience with respect to our business, operations and industry and ongoing executive responsibility for the Company. As such, Mr. Balakrishnan is well positioned to identify strategic priorities and lead the Board’s consideration and analysis of such priorities. Further, for the reasons outlined above, the Board should continue to have flexibility to determine in its judgment whether to separate or combined the roles of Board Chairman and Chief Executive Officer. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

THE BOARD RECOMMENDS

A VOTE AGAINST THE STOCKHOLDER’S PROPOSAL 6

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2024, three independent, non-employee directors served on the Audit Committee: Mr. Iyer, Mrs. Ganti, and Mr. Vig. The Committee operates under a written charter adopted by the Board, which can be found on our website at www.power.com.

The Audit Committee, the Company’s management and the independent registered public accounting firm (Deloitte & Touche LLP) have specific but different responsibilities relating to Power Integrations’ financial reporting. Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) engaged by the company for the purpose of preparing or issuing an audit report or related work. The Audit Committee consults with the independent auditor to assure partner rotation at least every five years, as required by applicable rules, and in order to assure continuing auditor independence. The Audit Committee annually evaluates the qualifications, performance and independence of the auditor. The evaluation includes reviewing the auditor’s quality-control procedures and a review of the lead audit partner, taking into consideration the opinions of management and the Company’s internal auditors. The results of the evaluation are reported to the Board together with any recommendations for necessary actions.

The Audit Committee meets with the auditor periodically throughout the year to discuss the planning and staffing of the annual audit. The Audit Committee also meets with both management and the auditor to discuss the results of the annual audit, including the auditor’s assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates, the adequacy of the financial statement disclosures and any other matters required to be communicated to the Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”).

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2024, with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

AUDIT COMMITTEE

Balakrishnan S. Iyer (Chair)

Anita Ganti

Ravi Vig

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 17, 2025, except to the extent indicated otherwise in the footnotes, with respect to the beneficial ownership of Power Integrations’ common stock by:

●	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock;
●	each executive officer named in the Summary Compensation Table;
●	each director and director nominee of Power Integrations; and
●	all executive officers and directors of Power Integrations as a group.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owners(1)	Shares(2)	Total(3)
5% Stockholders
BlackRock, Inc.(4)	7,411,173	13.0%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(5)	7,096,788	12.5%
100 Vanguard Blvd.
Malvern, PA 19355
Neuberger Berman Group LLC(6)	3,273,389	5.8%
1290 Avenue of the Americas
New York, NY 10104
Named Executive Officers and Directors
Balu Balakrishnan(7)	473,699	*
Sandeep Nayyar(8)	41,789	*
Radu Barsan(9)	3,370	*
Sunil Gupta	29,238	*
Clifford J. Walker(10)	114,128	*
Wendy Arienzo(11)	13,918	*
Nicholas E. Brathwaite(12)	34,031	*
Anita Ganti(13)	8,952	*
Nancy Gioia(14)	3,823	*
Balakrishnan S. Iyer(15)	20,708	*
Gregg Lowe(16)	728	*
Ravi Vig(17)	3,342	*
All directors and current executive officers as a group (14 persons)(18)	810,828	1.4%
*	Less than 1%
(1)	Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable), except where otherwise stated in the footnotes to this table.
(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, such as upon the exercise of options to purchase our common stock granted to executive officers.
(3)	Percentages are based on 56,847,068 shares of common stock outstanding on March 17, 2025, provided that any additional shares of common stock that the stockholder has the right to acquire within 60 days after March 17, 2025, or May 16, 2025, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.
(4)	Based on Schedule 13G/A filed with the SEC on January 23, 2024 reporting beneficial ownership as of December 31, 2023. BlackRock, Inc. has sole voting power with respect to 7,135,683 of these shares, and sole dispositive power with respect to all 7,411,173 of these shares. BlackRock, Inc. reports that BlackRock Fund Advisors beneficially owns shares reported as beneficially owned by BlackRock, Inc., constituting 5% or greater of the shares of our common stock outstanding.
(5)	Based on Schedule 13G/A filed with the SEC on November 12, 2024, reporting beneficial ownership as of September 30, 2024. The Vanguard Group, Inc. has sole dispositive power with respect to 6,926,527 of these shares, shared voting power with respect to 104,183 of these shares, and shared dispositive power with respect to 170,261 of these shares.
(6)	Based on Schedule 13G/A filed with the SEC on February 13, 2024, reporting beneficial ownership as of December 31, 2023. Neuberger Berman Group LLC (“NBG”) has shared voting and dispositive power with respect 3,180,318 and 3,273,389 of these shares, respectively, Neuberger Berman Investment Advisers LLC (“NBIA”) has shared voting and dispositive power with respect to 3,130,185 and 3,220,635 of these shares, respectively, and each of Neuberger Berman Equity Funds (“NBEF”) and Neuberger Berman Genesis Fund (“NBGNX”) has shared voting and dispositive power with respect to 2,067,565 of these shares. NBG and its affiliates may be deemed to be beneficial owners of the shares because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. NBG or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of Power Integrations.
(7)	Consists of 454,949 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, and 18,750 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(8)	Includes 3,750 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(9)	Includes 3,250 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(10)	Includes 3,000 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(11)	Includes 1,721 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(12)	Includes 1,721 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(13)	Includes 1,721 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(14)	Includes 1,721 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(15)	Includes 1,721 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(16)	Includes 728 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(17)	Includes 1,721 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 17, 2025.
(18)	Consists of shares held by each executive officer and director, including: 59,038 shares held by executive officers other than named executive officers; and 4,067 shares of common stock issuable upon the vesting of restricted stock units, held by executive officers who are not named executive officers, within 60 days after March 17, 2025; and the shares described in footnotes 7 through 17 above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on our review of electronic filings with the SEC of such reports and written representations from our executive officers and directors that no other reports were required during the fiscal year ended December 31, 2024, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2024.

COMPENSATION OF DIRECTORS

Cash Compensation. Pursuant to our cash compensation policy, each of our directors, with the exception of Mr. Balakrishnan, currently receives $11,250 per quarter to serve as a member of the Board, and the chairman of the Board, or Lead Independent Director when the chairman of the Board is an employee of our company, currently receives an additional $7,500 per quarter to serve in such capacity. Our non-employee directors do not receive per-meeting fees.

In addition, the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee, currently receive $5,000, $3,750 and $2,500 per quarter, respectively. Non-chair members of the Audit Committee, Compensation Committee and Nominating and Governance Committee currently receive $2,500, $2,000 and $1,250 per quarter, respectively, to serve on these committees.

As discussed in Proposal 5 above, our Compensation Committee reviews director compensation periodically, and has not modified director compensation since May 2021. Aon, the Compensation Committee’s independent advisor, provided detailed information regarding competitive practices for annual cash and equity retainers for directors as part of the Compensation Committee’s review in 2024. Aon found our board compensation to be positioned below the 25th percentile for both cash and equity components, and recommended adjustments to re-align the program with the market median. As a result of this feedback, the Compensation Committee recommended changes to our cash compensation policy. Accordingly, beginning on July 1, 2025, each of our directors, with the exception of Mr. Balakrishnan, shall receive $15,000 per quarter to serve as a member of the Board, and the chairman of the Board, or Lead Independent Director when the chairman of the Board is an employee of our company, shall receive an additional $7,500 per quarter to serve in such capacity.

Additionally, beginning on July 1, 2025, to position our compensation program relative to the market median, the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee, shall receive $6,250, $5,000 and $2,500 per quarter, respectively. Non-chair members of the Audit Committee, Compensation Committee and Nominating and Governance Committee shall receive $2,500, $2,250 and $1,250 per quarter, respectively, to serve on these committees. Our Lead Director – Cybersecurity shall receive $1,875 per quarter. These changes to cash compensation combined with the changes to the director equity awards described below, if Proposal 5 is approved, would better position director compensation relative to the market median. Based on these changes and the current roles and responsibilities in effect, our director compensation for 2025 would range from $252,500 to $310,000.

Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

Equity Awards. Additionally, directors who are not employees of Power Integrations each receive equity compensation.

Initial and annual equity incentive grants are made to non-employee directors primarily under the Power Integrations 2016 Incentive Award Plan (the “2016 Plan”) as follows (the “Directors Equity Compensation Program”):

●	Subject to approval of the Amended 2016 Plan, on the first trading day of July in each year beginning in 2025 (the “Regular Grant Date”), each continuing eligible director will receive a grant of an equity award in the form RSUs under the 2016 Plan with an aggregate value of $200,000 (the “Equity Award”). Fiscal Year 2024 director grants were at the then approved aggregate value of $120,000 (the “Equity Award”). Each such Equity Award would vest in full effective immediately prior to the commencement of the Company’s first annual meeting of stockholders in the year following the year of the Regular Grant Date, provided that the recipient is still providing services to the Company as a director and provided further, that 100% of the shares subject to such Equity Award would be deemed fully vested upon the occurrence of a “Change of Control,” as such term is defined in the 2016 Plan;
●	A new eligible director generally would receive an Equity Award consisting of RSUs equal to the prorated portion of the Company’s annual Equity Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director’s appointment; and
●	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Mr. Balakrishnan, our chief executive officer and president, was not compensated for his services as Chairman and member of the Board.

The following table shows for the fiscal year ended December 31, 2024 certain information with respect to the compensation of all non-employee directors of Power Integrations:

Director Compensation for Fiscal Year 2024

	Fees Earned or	Restricted Stock
Name	Paid in Cash(1)	Unit Awards(2)(3)	Total
Wendy Arienzo	$65,000	$119,936	$184,936
Nicholas E. Brathwaite	$63,000	$119,936	$182,936
Anita Ganti	$55,000	$119,936	$174,936
Nancy Gioia	$53,000	$119,936	$172,936
Balakrishnan S. Iyer	$100,000	$119,936	$219,936
Ravi Vig	$55,000	$119,936	$174,936
(1)	This column represents annual director fees and committee fees earned in 2024.
(2)	Represents the grant date fair value of RSU awards granted in fiscal year 2024, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value was calculated by multiplying the closing market price of our common stock on the grant date by the number of shares underlying the award, reduced by the discounted present value of dividends expected to be declared before the awards vest.
(3)	As of December 31, 2024, each of the listed non-employee directors held 1,721 unvested restricted stock units.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The primary objectives of the Compensation Committee with respect to executive compensation are as follows:

1.	To establish compensation levels that enable us to attract and retain qualified executive management;
2.	To fairly compensate executives for the value of work provided;
3.	To compensate executives for achieving specific company goals and objectives;
4.	To align the incentives of our executives with the interests of our stockholders by providing equity awards to executives so that each executive has a meaningful ownership interest in our company; and
5.	To implement executive compensation programs in an objective and non-discriminatory manner.

To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to our company’s financial performance and the price of our common stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

The Compensation Committee believed the metrics of the 2024 executive compensation plan (the “2024 Plan”) were directly tied to our core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations’ executives could meaningfully influence. By focusing on these metrics, the Compensation Committee sought to align the financial interests of our executives with those of our stockholders.

Role of Our Chief Executive Officer in Determining Compensation. Mr. Balakrishnan, Power Integrations’ president and chief executive officer, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers (the executive officers appearing in our summary compensation table in this proxy), so that the Compensation Committee can make any changes necessary to keep the company’s compensation philosophy and programs aligned with the company’s business objectives. Mr.  Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to stay abreast of developments in the competitive landscape for executive compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Comparative Compensation Analysis and Role of Compensation Consultant. Power Integrations generally aligns both its cash and equity compensation to market comparables. In 2024, the Compensation Committee engaged an independent compensation consulting firm, Radford, part of the Rewards and Solutions practice at Aon plc (“Aon”), to assist in the analysis of compensation survey data. Aon attends Compensation Committee meetings from time to time and provides peer-group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee considers from time to time information reported in peer companies’ SEC filings for all elements of compensation, including salary, annual cash and equity incentive or bonus compensation, and equity compensation.

In 2024, Aon performed a review of the performance metrics (revenue, non-GAAP operating income and strategic goals) used in connection with the establishment of the 2024 Plan, including the number of PSUs granted to each of the named executive officers, and the revenue target used in connection with the company’s grant of PRSUs.

The Compensation Committee utilized Aon’s compensation survey performed in the fall of 2022 to complete the 2024 compensation review. The 2022 peer analysis considered peer companies to be U.S. based semiconductor companies with similar global scope and complexity, and businesses falling into specific categories of semiconductors and related services, such as integrated circuits, semiconductor solutions and computer communications and with revenues between 50% to 250% Power Integrations’ revenues and market capitalizations of 33% to 300% of Power Integrations’ market capitalization. The peer group that resulted from this screening method consisted of 17 companies and was large and diverse enough that the addition or elimination of any two companies did not alter the overall analysis materially.

The full list of seventeen companies was as follows:

Company Name	Company Name
Advanced Energy Industries, Inc.	Maxlinear, Inc.
Allegro MicroSystems, Inc.	Monolithic Power Systems, Inc.
Ambarella, Inc.	Rambus, Inc.
Axcelis Technologies, Inc.	Semtech Corporation
Cirrus Logic, Inc.	Silicon Labs, Inc.
Diodes, Inc.	Synaptics Incorporated
Knowles Corporation	Universal Display Corporation
Lattice Semiconductor Corporation	Wolfspeed, Inc.
MACOM Technology Solutions, Inc.

In 2024, the Compensation Committee considered a variety of general reference points, including the 25th, 50th and 75th percentiles when determining compensation for the named executive officers.

In 2024, based on the 2022 Aon assessment and other relevant factors, the Compensation Committee determined it was appropriate that Mr. Balakrishnan’s and the named executive officers’ equity compensation and equity grants for 2024 be the same combination of RSUs, PSUs and PRSUs as was granted in 2023. The PRSU grants are intended to promote and retain stability within the executive team by setting multi-year performance targets.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust salaries, bonus awards and equity awards. Generally, in arriving at compensation levels the Compensation Committee also considers the pay history of each executive, the relative pay among executives, the performance of the company and the performance and experience of each executive.

The Role of Stockholder Say-on-Pay Votes. Each year since 2011, we have provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and at each of these annual meetings of stockholders our stockholders approved the disclosure of the executive compensation plans. In 2024, more than 80% of the votes cast at the annual meetings of stockholders were cast in favor of the disclosure of the compensation of our named executive officers. The Compensation Committee viewed this approval as a strong endorsement of our compensation policies and practices and continued to conduct itself in a manner consistent with past practice in establishing the following year’s base salaries and equity compensation. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of future votes, including the vote which will take place at the Annual Meeting, when making future compensation decisions for named executive officers.

Executive Compensation Components

The 2024 Plan comprised the following components:

a)	base salary,
b)	performance-based equity incentive awards (“PSUs”),
c)	long-term performance-based equity incentive awards (“PRSUs”) and
d)	long-term time-based equity incentive awards (“RSUs”).

In addition, the named executive officers are eligible to participate in our health and welfare programs, employee stock purchase plan (subject to limitations), 401(k) plan and other benefit programs generally available to employees of the company.

Base Salary. We pay a base salary to each of our named executive officers to provide an appropriate and competitive base level of current cash income. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with perceived market levels after taking into account individual responsibilities, performance and experience. In 2024, the Compensation Committee granted salary increases of approximately 4% for the Company’s chief executive officer and 3% for the other named executive officers. The adjusted salary levels were consistent with peer company salary levels for analogous positions.

Short-term Performance-based Equity Incentive Awards. The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable (i.e., performance-based) equity incentive awards. These awards are intended to compensate executive officers for achieving annual financial goals at the corporate level. The Compensation Committee utilizes these awards to attract and retain qualified executives, align their interests with those of the Company’s stockholders, and provide appropriate executive and leadership incentives.

In 2024, as in prior years, the Compensation Committee granted performance-based equity incentive awards in the form of PSUs. The aggregate value of PSUs awarded on the grant date to all of the named executive officers was approximately 3% higher than the PSUs awarded pursuant to the 2023 Plan. The PSUs are awarded at the beginning of the fiscal year in the amount of 200% of the number of shares that will ultimately vest if the one-year target performance criteria are met but not exceeded. The PSUs vest depending on the extent to which the Company meets or exceeds the minimum performance criteria discussed under “Mechanics of 2024 Performance-based Equity Incentive Awards” below; the amount of shares vesting can range from zero to 100% of the shares awarded.

In 2024, the Compensation Committee utilized an Aon survey and 2022 peer group analysis directly comparing the value of individual 2022 target PSU awards with the short-term incentive compensation paid to executive officers in analogous positions at peer companies in verifying the Compensation Committee’s general reference point for the 2024 target value. The value of the PSU grants for each officer at target was generally between the 25th and 75th percentiles of the value of cash targets for each position in the Aon survey. Overall, the value of 2024 PSU target compensation was approximately 135% of the annual base salary for the company’s chief executive officer and approximately 60% to 78% of annual base salary for the company’s other named executive officers. These percentages are consistent with 2023.

Mechanics of 2024 Performance-based Equity Incentive Awards

For the 2024 Plan, the Compensation Committee determined that the number of shares subject to the PSUs that would ultimately vest, and therefore our officers would receive, would be determined based upon the company’s 2024 performance in three areas: net revenue, non-GAAP operating income and strategic goals. The Compensation Committee’s intent in the design of the 2024 Plan was to emphasize revenue growth and to focus management on operating profitability by tying vesting to non-GAAP operating income (as defined below) and create long-term value for our stockholders. The weighting of these components was as follows:

	Threshold(1)	Target(2)	Maximum(3)
Net revenue	—%	30%	60%
Non-GAAP operating income	—%	30%	60%
Strategic goals	—%	40%	80%
Total	—%	100%	200%
(1)	No PSUs would vest for a specific performance goal if Power Integrations’ 2024 actual net revenue or revenue growth rate, actual non-GAAP operating income and strategic goals, as applicable, did not exceed at least an established minimum amount as set forth in the 2024 Plan.
(2)	Target represents the number of PSUs which would vest for a specific goal if Power Integrations’ 2024 actual net revenue or revenue growth, actual non-GAAP operating income and strategic goals, as applicable, met but did not exceed the established target amount as set forth in the 2024 Plan.
(3)	Maximum represents the maximum awards which could vest for a specific goal if Power Integrations’ 2024 actual net revenue or revenue growth, actual non-GAAP operating income and strategic goals, as applicable, met or exceeded the established maximum amounts as set forth in the 2024 Plan.

“Non-GAAP operating income” means operating income for 2024 determined in accordance with the generally accepted accounting principles in the United States (“GAAP”) but excluding the following items: (i) stock-based compensation expenses recorded under Accounting Standard Codification 718-10; (ii) amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory, (iii) any other expenses related to mergers and acquisitions and (iv) any other adjustment made to arrive at the company’s non-GAAP financial information as presented in our SEC filings. The Compensation Committee excluded these items because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations’ compensation objectives.

Revenue Component:

The Company regards revenue growth as a key measure of its success and maintains a goal of growing revenues at a rate exceeding that of the analog semiconductor industry as reported by World Semiconductor Trade Statistics (“WSTS”). The Compensation Committee set the below revenue thresholds based on the prevailing macroeconomic and industry conditions, intending that the difficulty of attaining the thresholds would be consistent with that of prior years, i.e., that the target and maximum levels under the 2024 Plan represented challenging, aggressive goals.

The PSUs vesting under the revenue component shall be calculated based on an Absolute Measure and Relative Measure, each as described below, with the higher of the two calculations resulting in the actual shares vested.

Absolute Measure: The PSUs would not vest for the named executive officers with respect to the revenue component of the 2024 Plan if 2024 revenues failed to exceed $440 million. To the extent 2024 actual revenues exceeded $440 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $440 million, up to 100% of the target amount at $460 million, and linearly from that level up to a maximum of 200% of the target amount at $480 million.

Relative Measure: The PSUs would not vest for the named executive officers with respect to the revenue component of the 2024 Plan if the Company’s revenue annual growth rate (“AGR”) for the year ended December 31, 2024, failed to exceed a minimum threshold set at four percentage points lower than the revenue AGR of the analog semiconductor industry (the “Index”), derived using historical and forecasted revenue data reported by World Semiconductor Trade Statistics (“WSTS”). To the extent the Company’s revenue AGR exceeded the minimum threshold of four percentage points below the Index, the number of PSU shares vesting would have increased linearly from zero at the minimum threshold, up to 100% of the target amount when the Company’s revenue AGR was equal to the Index, and linearly from that level up to a maximum of 200% of the target amount when the Company’s revenue AGR was equal to or greater than four percentage points higher than the Index.  In the event that the Company’s revenue AGR is zero or negative, vesting is limited to no more than 100% of the target amount.

In January 2025, under the revenue component, based on the Relative Measure achieved in 2024, the Compensation Committee determined that approximately 12% of the total target PSUs awarded would vest in 2025.

Non-GAAP Operating Income Component:

The PSUs would not vest for the named executive officers with respect to the non-GAAP operating income component of the 2024 Plan if 2024 non-GAAP operating income failed to exceed $55.1 million. To the extent actual non-GAAP operating income exceeded $55.1 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $55.1 million of non-GAAP operating income up to 100% of the target amount at $67.9 million, and linearly from that level up to a maximum of 200% of the target amount at $81.6 million. The non-GAAP operating income thresholds were derived from the revenue thresholds based on the Board-approved budget for 2024. The Compensation Committee believed that reaching these levels would have been unlikely without market-share gains and operational effectiveness. In January 2025, under the non-GAAP operating income component, based on the $54.0 million of non-GAAP operating income achieved in 2024, the Compensation Committee determined that none of the total target PSUs awarded would vest in 2025.

Strategic Goals Component:

The PSUs would not vest for the named executive officers with respect to the strategic-goals component of the 2024 Plan if the established goals were not achieved. Each of the strategic goals was assigned a percentage of 2% to 20% adding up to 40% of the target. The strategic-goals portion of the 2024 Plan consisted of six strategic goals, including goals related to product development, design wins impacting future revenue growth, targeted market penetration through flat rate of design wins, increased wafer and manufacturing capacity and manufacturing cost reductions. If all of the strategic goals met or exceeded the minimum established threshold, then the number of shares subject to PSU vesting for the strategic goals component would have increased linearly from zero at the minimum level up to 100% if the target strategic goals were met, and up to a maximum of 200% if the stretch strategic goals were met or exceeded. In January 2025, under the strategic goals component, based on the level of strategic goals achieved in 2024, the Compensation Committee determined that approximately 190% of the total target PSUs awarded would vest in 2025.

Long-term Equity Incentive Awards. In 2024, the Compensation Committee approved grants of RSUs and PRSUs. The RSU awards typically have a four-year vesting period with one-fourth of the RSUs vesting on each anniversary of the grant-date over four years, in accordance with the Company’s standard vesting schedule for RSUs. The Company’s PRSU program provides for the issuance of PRSUs which will vest on the three-year period ending December 31, 2026, based on the Company’s performance measured against the PRSU program’s established performance targets. PRSUs are granted in an amount equal to twice the target number of shares to be issued if the maximum performance metrics are met. The actual number of shares the recipient receives is determined at the end of a three-year performance period based on results achieved versus the Company’s performance goals, and may range from zero to 200% of the target number. The actual vesting for PRSUs granted in fiscal 2024 shall be based on higher achievement under either the

“Relative Measure” or the “Absolute Measure”. The Relative Measure is based on the Company’s compound annual growth rate (“CAGR”) of revenue as measured against the revenue CAGR of the analog semiconductor industry (“Relative Measure”), over the respective three-year performance period. The Absolute Measure is a performance goal related to the Company’s revenue growth over the respective three-year performance period as compared to defined internal revenue targets. Both described measures of multi-year targets for growth are intended to have difficulty in attaining. As with the PSUs, the PRSUs are awarded in the amount of 200% of the number of shares that will ultimately vest if the target revenue threshold is met but not exceeded, with the full amount vesting if the maximum is met or exceeded. The portion of PRSUs that will vest will be calculated as described above for the three-year period ending December 31, 2026 as compared to the established minimum, target and maximum thresholds, and will vest in early 2027 upon determination by the Compensation Committee of the achievement of the performance condition. In the event of any mergers, acquisitions or divestitures or any patent or other litigation settlements or judgements during the performance period, the minimum, target and maximum revenue thresholds shall be adjusted based on an approved plan presented to the Board.

The 2024 PRSU awards would not vest in early 2027 if the Company’s actual revenue CAGR or net revenues for the three-year period ending December 31, 2026 does not exceed at least the established minimum threshold amount under either the Relative Measure or Absolute Measure, respectively. To the extent the revenue CAGR or net revenues for the three-year period ending December 31, 2026 exceeds the minimum threshold, the PRSU vesting would increase linearly from zero at the minimum threshold up to 100% of the target threshold, with the number of shares vesting increasing linearly above the target threshold, up to a maximum of 200% of the target amount of shares based on higher achievement under the Relative Measure or the Absolute Measure. At this point, based on current projections, the maximum vesting of PRSUs would be achieved.

Determination of Amounts of RSUs and PRSUs

The Compensation Committee approved a target PRSU grant of 50,300 units and a RSU grant of 50,300 units, to Mr. Balakrishnan. The aggregate target grant-date fair value of these grants was $6.9 million. The Compensation Committee considered the value of the PRSU grant as a percentage of the total long-term equity award. For the chief executive officer’s 2024 equity grants, the Compensation Committee awarded 50% in the form of target PRSUs and 50% in the form of RSUs. This percentage was deemed appropriate considering the difficulty of setting long-term performance criteria in an industry experiencing constant and disruptive change.

The Compensation Committee approved a target PRSU grant of 9,500 units and a RSU grant of 28,500 units with an aggregate target grant-date fair value of approximately $2.6 million to Mr. Nayyar. For Mr. Barsan, the Compensation Committee approved a target PRSU grant of 5,700 units and a RSU grant of 17,100 units with an aggregate target grant-date fair value of approximately $1.5 million. For Mr. Gupta the Compensation Committee approved a target PRSU grant of 5,160 units and a RSU grant of 15,480 units with an aggregate target grant-date fair value of approximately $1.4 million. For Mr. Walker, the Compensation Committee approved a target PRSU grant of 3,900 units and a RSU grant of 11,700 units with an aggregate target grant-date fair value of approximately $1.1 million.

The total value of the long-term incentive awards for the named executive officers was determined considering both the leadership and relative contribution of each executive to the performance of the company, and the long-term incentive pay of peer companies along with data from Aon.

The Company does not grant stock options, stock appreciation rights, or similar instruments with option-like features and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.

Stock Ownership Guideline. In April 2013, the company established a CEO stock-ownership guideline, believing that ownership of the Company’s common stock is an effective means to reinforce alignment of the chief executive officer’s interests with those of the Company’s stockholders, and such guidelines were amended in April 2021. Our chief executive officer is required to own a number of shares of the Company’s common stock having a value equal to at least three times his current base salary. This stock ownership guideline provides for a three-year period to attain the target ownership level. As of March 17, 2025, Mr. Balakrishnan’s stock ownership exceeded the stock ownership guidelines.

Employment Agreements. The named executive officers are employed at-will. Based on the Company’s desire to link executive compensation with performance, the executive-compensation program does not include employment agreements.

Other Compensation. Our executive officers are party to benefits agreements and offer letters (“Employment Benefits Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause, resigns for good reason or is terminated within 18 months following a change of control or Mr. Balakrishnan ceasing to be our chief executive officer (a “Termination upon Change of Control”).

In the event of a termination without cause or resignation for good reason these benefits include (i) a cash severance payment based upon the executive’s highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance-based equity incentive awards at the maximum applicable performance level (100% in the case of Mr. Balakrishnan), (ii) payment of a pro-rated portion, based on the number of days served in the performance period, of the executive’s targeted annual performance-based equity incentive awards at the maximum applicable performance level, (iii) the pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee on the date of determination, (iv) continued health coverage and (v) in the case of Mr. Balakrishnan, accelerated vesting of stock options and RSUs.

If the executive incurs a Termination upon Change of Control, the benefits include (i) a cash severance payment based upon the executive’s highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance-based equity incentive awards at the maximum applicable performance level (200% in the case of Mr. Balakrishnan and up to 100% in the case of any senior executives), (ii) payment of a pro-rated portion of the executive’s targeted annual performance-based equity incentive awards at the maximum applicable performance level, (iii) 100% accelerated vesting of outstanding PSUs and PRSUs at the maximum applicable performance level, (iv) in the case of a change of control without termination, 25% accelerated vesting of stock options and RSUs, provided, however (a) Mr. Balakrishnan’s stock options and RSUs vest in full, and (b) 50% (or 100% if a senior executive) of all stock options and RSUs shall vest in full prior to Change of Control to the extent the acquiring company does not assume the company’s stock options and RSUs.

After a set age, if an executive officer retires following an extended amount of service to our company, the executive officer may also receive continued health plan coverage, a pro-rated portion of any PSUs and PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee, and extended time to exercise stock options pursuant to the Employment Benefits Agreements. The Compensation Committee approved these Employment Benefits Agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. The level of benefits under the Employment Benefits Agreements was established by the Compensation Committee to provide retention incentives in line with similar incentives at comparable companies. Certain of these severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to attract and retain executive officers by mitigating the risk of employment and compensation loss due to a change of control. A summary of the material terms of these Employment Benefits Agreements, together with a quantification of the benefits available under the benefits agreements, may be found in the section below entitled “Summary of Executive Compensation-Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs. We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2024, 2023 and 2022 Power Integrations contributed to the employee 401(k) plan; the plan provided a contribution match of 4% of salary up to a maximum of $13,800 in 2024, $13,200 in 2023, and $12,200 in 2022. The Company’s contribution is discretionary and the decision to contribute is made by the company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Retirement Benefits.”

Compensation “Clawback”. In 2009, we implemented a compensation “clawback” mechanism with respect to compensation of our executive officers. The claw-back conditions the payment of any cash or equity bonuses to executive officers on an agreement to repay a portion of the bonuses in the event of a financial accounting restatement resulting from error or intentional misconduct by the officers. Specifically, any officer determined by the Board to have engaged in intentional misconduct resulting in material noncompliance by the company with any financial reporting requirements of federal securities laws, in turn resulting in the restatement of any financial statement filed in the twelve months prior to the bonus payout, will reimburse the company the difference between the amount of any bonus received and the amount the officer would have received had the amount of the bonus been calculated based on the restated financial statements. We adopted a new Incentive Compensation Recoupment Policy, effective as of October 2, 2023 to comply with Nasdaq listing standards, which requires the “clawback” of incentive compensation paid to current and former executive officers when that compensation is based upon achievement of financial results that later require a restatement whether or not resulting from error or intentional misconduct by such executive officers.

A copy of the Incentive Compensation Recoupment Policy was filed as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and is incorporated by reference on our Form 10-K for the fiscal year ended December 31, 2024.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Compensation Committee:

Wendy Arienzo (Chair)

Nicholas Brathwaite

Nancy Gioia

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table

The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2024. We refer to these employees collectively as our “named executive officers.”

					Change in
					Retirement Value
					and Nonqualified
					Deferred
				Stock	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Earnings(3)	Compensation(4)	Total
Balu Balakrishnan	2024	$738,192	$1,500	$7,856,013	—	$14,454	$8,610,159
President and Chief	2023	$706,250	$1,500	$7,497,159	—	$14,073	$8,218,982
Executive Officer	2022	$690,961	$1,000	$6,310,294	—	$13,074	$7,015,329

Sandeep Nayyar	2024	$464,827	—	$2,945,949	—	$15,739	$3,426,515
Chief Financial Officer	2023	$445,000	—	$3,078,389	$5,382	$15,274	$3,544,045
	2022	$427,443	$1,000	$1,733,492	—	$22,159	$2,184,094

Radu Barsan	2024	$418,192	—	$1,857,278	—	$14,454	$2,289,924
Vice President,	2023	$411,250	$1,000	$2,121,483	—	$13,521	$2,547,254
Technology	2022	$397,981	$1,000	$1,410,900	—	$17,516	$1,827,397

Sunil Gupta (5)	2024	$399,327	—	$1,703,531	$5,367	$15,739	$2,123,964
Vice President,	2023	$380,000	$250	$1,790,980	$2,083	$14,510	$2,187,823
Operations

Clifford J. Walker (5)	2024	$394,288	—	$1,298,066	$—	$15,289	$1,707,643
Vice President,
Corporate Development
(1)	The bonus for Mr. Balakrishnan in 2024 and 2023 was awarded for work on individual patents that were assigned to Power Integrations. The bonus for Mr. Barsan and Mr. Gupta in 2023 includes a discretionary cash bonus. The bonus for 2022 includes a discretionary cash bonus for all named executive officers.
(2)	The grant-date fair value for all stock awards has been calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to our audited consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K. In the case of annual and long-term performance-based equity incentive awards granted in 2024, 2023, and 2022, all of which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section with respect to the 2024 grants, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions. The grant-date fair value was calculated by multiplying the closing stock price on the grant date by each award, reduced by the discounted present value of dividends expected to be declared before the awards vest.
a.	The amounts for 2024 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Gupta and Mr. Walker in 2024 is $12,304,723, $3,961,320, $2,556,209, $2,358,453 and $1,803,578, respectively.
b.	The amounts for 2023 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan and Mr. Gupta in 2023 is $11,755,296, $4,112,345, $2,896,047 and $2,451,509, respectively.
c.	The amounts for 2022 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar and Mr. Barsan in 2022 is $9,959,096, $2,410,215 and $1,976,384, respectively.
(3)	Includes an estimate of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the named executive officer’s retirement plan.
a.	The table excludes the negative aggregate change in the actuarial present value in 2022 to Mr. Nayyar’s accumulated benefits under the named executive officers’ retirement plan in the amount of ($10,844).

(4)	Includes 401(k) plan contribution match and life insurance premiums as well as vacation cash-out which all employees have the option to participate in after one full year of service.
(5)	Mr. Gupta was not a named executive officer in 2022 and Mr. Walker was not a named executive officer in 2023 or 2022.

Grants of Plan-Based Awards in 2024

The following table shows for the fiscal year ended December 31, 2024, certain information regarding grants of plan-based awards to the named executive officers:

						All Other
						Stock
			Estimated Future Payouts Under			Awards:
			Equity Performance-based Incentive			Number of	Grant Date Fair
			Plan Awards and Long-term			Shares of	Value of Stock
Name	Grant Date		Performance-based Incentive Awards(1)			Stock or Units	Awards(5)
			Threshold	Target	Maximum
Balu Balakrishnan	4/1/2024	(2)	0	14,300	28,600		$1,002,214
	4/1/2024	(3)	0	50,300	100,600		$3,446,496
	4/1/2024	(4)				50,300	$3,407,303

Sandeep Nayyar	4/1/2024	(2)	0	5,200	10,400		$364,441
	4/1/2024	(3)	0	9,500	19,000		$650,929
	4/1/2024	(4)				28,500	$1,930,579

Radu Barsan	4/1/2024	(2)	0	4,400	8,800		$308,373
	4/1/2024	(3)	0	5,700	11,400		$390,557
	4/1/2024	(4)				17,100	$1,158,348

Sunil Gupta	4/1/2024	(2)	0	4,300	8,600		$301,365
	4/1/2024	(3)	0	5,160	10,320		$353,557
	4/1/2024	(4)				15,480	$1,048,609

Clifford J. Walker	4/1/2024	(2)	0	3,400	6,800		$238,289
	4/1/2024	(3)	0	3,900	7,800		$267,223
	4/1/2024	(4)				11,700	$792,554
(1)	These columns set forth the threshold, target and maximum amounts of PSUs for each named executive officer for the year ended December 31, 2024 under the 2024 Plan. The actual grant date fair values of the awards earned for the year ended December 31, 2024, for each named executive officer are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2024. For a description of the 2024 Plan, see “Compensation Discussion and Analysis.”
(2)	Reflects PSUs granted pursuant to the 2024 Plan, which were granted under the 2016 Incentive Award Plan. No PSUs were to vest if Power Integrations’ 2024 actual revenue or revenue AGR relative to the analog semiconductor industry, actual non-GAAP operating income and strategic goals did not exceed at least established minimum amounts as set forth in the 2024 Plan; target represents the number of performance stock units which would have vested if the metrics in the 2024 Plan were met at target; and maximum represents the maximum awards which would have vested if the metrics in the 2024 Plan were met at or above the maximum amounts, which maximum number of performance is 200% of the target number. Payouts were to increase linearly from the minimum to target and target to maximum, based on performance. The Compensation Committee determined that Power Integrations satisfied the relative measure of the revenue component at approximately 12% of the target level and the strategic goals component under the 2024 Plan at approximately 190% of the target level. Accordingly, approximately 80% of the target PSUs vested and the underlying shares were issued in February 2025.
(3)	Reflects PRSUs granted. No PRSUs are to vest if Power Integrations’ revenue CAGR for the three-year period ending December 31, 2026, or its 2026 net revenues, do not exceed at least the minimum amounts specified in the relative and absolute performance measures respectively. Target represents the number of PRSUs which would vest if Power Integrations’ performance equals the target threshold specified by either measure; maximum represents the awards which would vest if Power Integrations’ performance equals or exceeds the established maximum amounts relative to that respective measure.
(4)	Restrictions on the RSU awards lapse at the rate of 25% per year, with the first annual vest on February 1, 2025.

(5)	Represents the grant-date fair value of stock awards as determined in accordance with ASC 718. In the case of time-based RSUs, the grant-date fair value was calculated by multiplying the closing price of our common stock on the grant date by the number of shares underlying the award reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of performance-based equity incentive awards, the grant-date fair value is presented at target, which represented the probable outcome of the satisfaction of the performance conditions at the date of grant.

The amount of salary and grant-date fair value of performance-based equity incentive awards in proportion to total compensation in 2024 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our 2024 annual and long-term performance stock units and other elements of compensation.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2024, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers. None of our named executive officers held any stock options at December 31, 2024.

Outstanding Equity Awards at December 31, 2024

	Stock Awards
				Equity Incentive		Equity Incentive
				Plan Awards:		Plan Awards:
				Number of		Market Value of
	Number of		Market Value of	Unearned Shares,		Unearned Shares,
	Shares or Units		Shares or Units	Units or Other		Units or Other
	of Stock That		of Stock That	Rights That Have		Rights That Have
Name	Have Not Vested		Have Not Vested (9)	Not Vested		Not Vested (9)
Balu Balakrishnan	18,750	(1)	$1,156,875	40,400	(6)	$2,492,680
	7,500	(2)	$462,750	50,300	(7)	$3,103,510
	17,000	(3)	$1,048,900	11,375	(8)	$701,838
	30,300	(4)	$1,869,510
	50,300	(5)	$3,103,510

Sandeep Nayyar	3,750	(1)	$231,375	8,500	(6)	$524,450
	3,000	(2)	$185,100	9,500	(7)	$586,150
	6,750	(3)	$416,475	4,136	(8)	$255,191
	19,125	(4)	$1,180,013
	28,500	(5)	$1,758,450

Radu Barsan	3,250	(1)	$200,525	5,600	(6)	$345,520
	2,475	(2)	$152,708	5,700	(7)	$351,690
	5,400	(3)	$333,180	3,500	(8)	$215,950
	12,600	(4)	$777,420
	17,100	(5)	$1,055,070

Sunil Gupta	1,575	(2)	$97,178	4,700	(6)	$289,990
	4,200	(3)	$259,140	5,160	(7)	$318,372
	10,575	(4)	$652,478	3,420	(8)	$211,014
	15,480	(5)	$955,116

Clifford J. Walker	3,000	(1)	$185,100	3,100	(6)	$191,270
	1,575	(2)	$97,178	3,900	(7)	$240,630
	3,600	(3)	$222,120	2,704	(8)	$166,837
	6,975	(4)	$430,358
	11,700	(5)	$721,890
(1)	Represents RSU awards which vest at the rate of 12.5% per year with the initial vest date of April 1, 2018.
(2)	Represents RSU awards granted on February 1, 2021 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(3)	Represents RSU awards granted on February 2, 2022 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.

(4)	Represents RSU awards granted on February 9, 2023 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(5)	Represents RSU awards granted on April 1, 2024 which vest at the rate of 25% per year with the initial vest date of February 1, 2025.
(6)	Represents the target number of PRSUs granted in 2023 which could vest if the performance vesting criteria with respect to such PRSUs were met but not exceeded at the target level and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurs in connection with filing of the Company’s Form 10-K in 2026 based on Company performance measured against an established net revenue target for the three-year period ending December 31, 2025.
(7)	Represents the target number of PRSUs granted in 2024 which could vest if the performance vesting criteria with respect to such PRSUs were met but not exceeded at the target level and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurs in connection with filing of the Company’s Form 10-K in 2027 based on Company performance measured against established revenue targets for the three-year period ending December 31, 2026.
(8)	Represents the number of PSUs earned under the 2024 Plan. Vesting occurred upon filing of the Company’s 2024 Form 10-K based on Company performance measured against an established net revenue, non-GAAP operating income and strategic goals targets for fiscal year 2024. These PSUs vested at approximately 80% of target based on achievement of the revenue and strategic goals component, as discussed in “Compensation Discussion and Analysis” above.
(9)	Value calculated by multiplying the number of shares underlying the award by $61.70, the closing price of our common stock on December 31, 2024, which was the last trading day of 2024.

Option Exercises, Stock Vested and Stock Forfeited in Fiscal 2024

The following table presents for the fiscal year ended December 31, 2024, certain information concerning the aggregate number of shares for which stock awards were vested during fiscal 2024 for each of the named executive officers. None of our named executive officers held any stock options during fiscal 2024.

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting(1)	Vesting(2)
Balu Balakrishnan	62,884	$4,744,867
Sandeep Nayyar	23,462	$1,801,059
Radu Barsan	18,811	$1,438,555
Sunil Gupta	14,472	$1,081,597
Clifford J. Walker	12,741	$967,738
(1)	Consists of shares acquired upon vesting of RSUs, PSUs and PRSUs.
(2)	Represents the aggregate market price of the common stock on the date of vesting.

The following table presents for the fiscal year ended December 31, 2024, certain information concerning the aggregate number of shares for which stock awards were forfeited during fiscal 2024 for each of the named executive officers.

	Stock Awards
	Number of Shares	Value Forfeited
Name	Forfeited in Fiscal Year(1)	on Cancellation(2)
Balu Balakrishnan	85,225	$5,258,383
Sandeep Nayyar	15,264	$941,789
Radu Barsan	12,500	$771,250
Sunil Gupta	10,780	$665,126
Clifford J. Walker	8,896	$548,883
(1)	Consists of shares forfeited due to performance conditions not met for PRSUs granted in 2022 and PSUs granted in 2024.
(2)	Represents the aggregate market price of the common stock on the date of forfeiture.

Employment, Severance and Change of Control Agreements

Executive Officer Benefits Agreement. In May 2014, Power Integrations entered into an amended and restated chief executive officer benefits agreement with Balu Balakrishnan, which was amended in June 2020 solely to clarify a definition therein (as amended, the “CEO Benefits Agreement”) and amended and restated executive officer benefits agreements with Sandeep Nayyar, chief financial officer, Radu Barsan, vice president, technology, and Clifford J. Walker, vice president, corporate development, which were also amended in June 2020 solely to clarify a definition therein. An executive officer benefits agreement was also entered into with Sunil Gupta, vice president, operations, in connection with commencement of his employment in February 2021, which was amended in August 2022 solely to grant Mr. Gupta the benefits of a senior executive. The executive officers’ benefits agreements referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.” The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including: acceleration of vesting of stock options, RSUs, and in certain circumstances, PSUs, and PRSUs, upon a change of control of Power Integrations,

●	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control or change in our chief executive officer (a “Termination Upon Change of Control”),
●	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and
●	retirement benefits.

These benefits are coupled with non-competition obligations that might not be enforceable in the absence of additional consideration. The executive officers must also execute a release of claims in a form reasonably satisfactory to the company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the company.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 100% of Mr. Balakrishnan’s then-unvested shares subject to options or RSUs will vest and all then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control. With respect to the other Officers, upon a change of control, 100% of the then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control, and 25% of the Officer’s then-unvested shares subject to options or RSUs will vest. However, if an acquiring company does not assume the options or RSUs, 50% of the Officer’s then-unvested shares will vest if the Officer is a “new executive” (generally an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer’s then-unvested shares will vest if the Officer is a “senior executive” (generally an executive with at least five years of continuous service to Power Integrations as an executive officer). Mr. Nayyar, Mr. Barsan, Mr. Gupta and Mr. Walker are senior executives.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a payment equal to the sum of two years of his highest annual salary in the preceding three years (or his currently effective salary if it would be his highest annual salary) from Power Integrations plus 200% of the cash value of his targeted annual performance-based equity incentive awards, at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination). Also, Mr. Balakrishnan shall receive the cash value of that portion of his then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, Mr. Balakrishnan shall receive accelerated vesting of 100% of all his then-outstanding stock options and other stock awards (to the extent such stock awards do not constitute a portion of his annual performance-based equity incentive awards), extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations’ health plans for twenty-four months at Power Integrations’ expense.

Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that such Officer is terminated without “cause” or resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a payment equal to six months of the Officer’s highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) from Power Integrations plus the cash value of 50% of the Officer’s targeted annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards measured as of the date of termination) and for a senior executive, up to an additional six months of the Officer’s highest annual salary and the cash value of 50% of the Officer’s annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination) until such senior executive secures new employment, paid on a ratable monthly basis. Also, the Officer shall receive the cash value of that portion of the Officer’s then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, each Officer is entitled to the accelerated vesting of 50% of then-unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance-based equity incentive awards) if the Officer is a new executive, or vesting of 100% of then unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance-based equity incentive awards) if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer’s highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) plus 50% (100% in the case of Mr. Balakrishnan) of the Officer’s annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination), and the cash value of that portion of the Officer’s then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro rata portion of any outstanding PRSUs based on the number of days served by such Officer, or Mr. Balakrishnan, prior to the date of termination as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination, as well as continued medical and dental coverage under the Power Integrations’ health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power Integrations’ expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options and RSUs.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c) (3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the earlier of the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) or the termination of the option in connection with any change of control and medical and dental benefits for such Officer and such Officer’s dependents at Power Integrations’ expense until such Officer achieves the age of 65; thereafter, participation in the health plans would be at the Officer’s expense. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro-rated portion of any outstanding PSUs and PRSUs based on the number of days served by such Officer or Mr. Balakrishnan, prior to the date of retirement as compared to the performance period for such PSUs and PRSUs, with any such PSUs and PRSUs vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination. In the event the Officer’s service to Power Integrations’ is terminated due to death or permanent disability after satisfying the requirements to achieve retirement benefits, such Officer, or such Officer’s beneficiaries, shall be entitled to the preceding benefits.

Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

Retirement Health Benefits

The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2024, for each named executive officer.

		Present Value of
	Number of Years	Accumulated
Name	Credited Service	Benefit (in $000)
Balu Balakrishnan	36	$—
Sandeep Nayyar	14	$—
Radu Barsan	11	$—
Sunil Gupta	3	$40
Clifford J. Walker	29	$—

Having reached the age of 65 Messrs. Balakrishnan, Nayyar, Barsan, and Walker are not eligible to receive medical benefits upon retirement. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification 715, Retirement Benefits Compensation, (“ASC 715”). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health-care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

●	The discount rate for future payments was 5.25% as of December 31, 2024.
●	The assumed annual increase in health care costs is 10% as of December 31, 2024, with the annual increase lessening by ½% per year, to an ultimate rate of 5% after 2036.
●	25% of active participants are assumed to become eligible and elect coverage at retirement.
●	Retirement is assumed to take place at age 62, or at first eligibility if older.
●	2/3 of active employees are assumed to have eligible spouses who, at the employee’s retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

Potential Payments upon Retirement or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2024, and the price per share of Power Integrations’ common stock is $61.70, the closing price on the Nasdaq Global Select Market on December 31, 2024, the last trading day of 2024. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

		Potential Payments Upon Involuntary
		Termination Other Than for Cause or
		Voluntary Termination for Good		Continuation of Service Without Termination
		Reason		After Change of Control
		Not within 18	Within 18
		months of a	months of a	Acquiring Company	Acquiring Company
	Retirement	Change of	Change of	Assumes	Does Not Assume
Name/Type of Benefit	Benefits	Control (1)	Control (2)	RSUs/PRSUs(3)	RSUs/PRSUs(4)
Balu Balakrishnan
Cash Severance-Base Salary	$—	$740,000	$1,480,000	$—	$—
Severance-Equity Bonus (5)	701,838	1,764,620	3,529,240	1,764,620	1,764,620
RSU Vesting Acceleration (6)	—	3,820,773	7,641,545	7,641,545	7,641,545
PRSU Vesting Acceleration (7)	2,069,007	2,069,007	15,387,980	15,387,980	15,387,980
Continued Coverage of Employee Benefits (8)	—	29,195	58,390	—	—
Total Termination Benefits: (9)	$2,770,845	$8,423,595	$28,097,155	$24,794,145	$24,794,145

Sandeep Nayyar
Cash Severance-Base Salary	$—	$232,500	$465,000	$—	$—
Severance-Equity Bonus (5)	255,191	320,840	641,680	641,680	641,680
RSU Vesting Acceleration (6)	—	—	3,771,413	942,853	3,771,413
PRSU Vesting Acceleration (7)	390,767	390,767	2,776,500	2,776,500	2,776,500
Continued Coverage of Employee Benefits (8)	—	26,488	52,976	—	—
Total Termination Benefits: (9)	$645,958	$970,595	$7,707,569	$4,361,033	$7,189,593

Radu Barsan
Cash Severance-Base Salary	$—	$207,500	$415,000	$—	$—
Severance-Equity Bonus (5)	215,950	271,480	542,960	542,960	542,960
RSU Vesting Acceleration (6)	—	—	2,518,903	629,726	2,518,903
PRSU Vesting Acceleration (7)	234,460	234,460	1,838,660	1,838,660	1,838,660
Continued Coverage of Employee Benefits (8)	—	10,363	20,726	—	—
Total Termination Benefits: (9)	$450,410	$723,803	$5,336,249	$3,011,346	$4,900,523

Sunil Gupta
Cash Severance-Base Salary	$—	$200,000	$400,000	$—	$—
Severance-Equity Bonus (5)	—	265,310	530,620	530,620	530,620
RSU Vesting Acceleration (6)	—	—	1,963,911	490,978	1,963,911
PRSU Vesting Acceleration (7)	—	212,248	1,562,244	1,562,244	1,562,244
Continued Coverage of Employee Benefits (8)	—	26,488	52,976	—	—
Total Termination Benefits: (9)	$—	$704,046	$4,509,751	$2,583,842	$4,056,775

Clifford J. Walker
Cash Severance-Base Salary	$—	$197,500	$395,000	$—	$—
Severance-Equity Bonus (5)	166,837	209,780	419,560	419,560	419,560
RSU Vesting Acceleration (6)	—	—	1,656,645	414,161	1,656,645
PRSU Vesting Acceleration (7)	160,420	160,420	1,159,960	1,159,960	1,159,960
Continued Coverage of Employee Benefits (8)	—	9,864	19,728	—	—
Total Termination Benefits: (9)	$327,257	$577,564	$3,650,893	$1,993,681	$3,236,165
(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date), plus 50% acceleration of all his then-unvested RSUs plus twelve months medical and dental coverage; and with respect to all other named executive officers, six months of salary plus 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (whether consisting of cash or PSUs, measured as of the termination date) plus six months of medical and dental coverage.
(2)	For termination within 18 months of a change of control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twenty-four months’ salary plus 200% of his annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date), 100% acceleration of all his then-unvested RSUs and PRSUs at maximum performance level and two years medical and dental coverage; for all others, six months’ salary plus 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (whether consisting of cash or stock awards, measured as of the termination date), 100% of unvested RSUs would vest upon a change of control for senior executives and 50% of unvested RSUs would vest upon change of control for new executives and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months’ salary and 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date) will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.
(3)	Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding RSUs. With respect to Mr. Balakrishnan 100% of all his then-unvested RSUs would vest; for all others, 25% of the unvested RSUs would vest.
(4)	Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding RSUs. With respect to Mr. Balakrishnan 100% of all his then-unvested RSUs would vest and for all others, 50% of the unvested RSUs would vest for a new executive and 100% for a senior executive.
(5)	In mid-2009, Power Integrations began utilizing annual PSUs in lieu of cash for Power Integrations’ annual performance-based compensation for executive officers. The applicable PSU agreements relating to the annual performance-based compensation as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with Retirement, a Termination Upon Change in Control or Termination of Employment (as defined in the Executive Officer Benefits Agreements). The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested, and the market value is determined using $61.70 per share, the closing price per share on the Nasdaq Global Select Market at December 31, 2024, the last trading day of 2024.
(6)	Reflects the aggregate market value of unvested RSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $61.70, the closing price per share on the Nasdaq Global Select Market on December 31, 2024, the last trading day of 2024, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event at December 31, 2024.
(7)	Reflects the aggregate market value of unvested PRSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $61.70, the closing price per share on the Nasdaq Global Select Market on December 31, 2024, the last trading day of 2024, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event at December 31, 2024.
(8)	For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided, calculated based upon the rates at December 31, 2024.
(9)	The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers’ respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.

The table above describes potential payments to our Officers in the event of retirement or a change of control as of December 31, 2024. The table includes the acceleration of outstanding performance stock units in connection with a change of control.

Policy on Hedging and Insider Trading

Our Board has adopted a policy that prohibits directors, executive officers and other “insiders” from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time. Further, our employee handbook extends this policy to all of our employees.

Our Board has adopted an insider trading policy governing the purchase, sale and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. In addition, from time to time, the Company may engage in transactions in Company securities. It is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Power Integrations’ Compensation Committee consists of Dr. Arienzo, Mr. Brathwaite and Ms. Gioia. None of the current members of the Compensation Committee is or has ever been an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.

Pay Ratio

The annual total compensation of the median employee and the annual total compensation of our chief executive officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Using the methodology described below, our CEO’s annual total compensation in 2024 as reported in the Summary Compensation Table included in this proxy statement was $8,610,159 and our median employee’s annual total compensation in 2024 was $106,031. As a result, our 2024 CEO to median employee pay ratio was approximately 81:1.

Consistent with SEC rules, the 2024 CEO to median employee pay ratio was calculated using the median employee identified in 2023. We chose December 1, 2023 as the date for establishing the employee population used in identifying the median employee and used fiscal 2023 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based equity awards based on their grant date fair values, target commissions and target long-term equity awards based on their grant date fair values. Permanent employees who joined in 2023 and permanent employees who were on leave during 2023 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of December 1, 2023 were captured. No cost-of-living adjustments were made.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE DISCLOSURE

The Compensation Actually Paid, (“CAP”) disclosed below for our Principal Executive Officer (“PEO”) and Non-PEO named executive officers “Non-PEO NEOs”, which represents the average amounts of all named executive officers excluding our PEO, was calculated in accordance with the requirements of Item 402(v) of Regulation S-K. The CAP figures presented in the table below incorporate total executive compensation as reported in the Summary Compensation Table adjusted for changes in the fair value of equity awards and pension benefits. Accordingly, CAP does not equate to the amount that is actually paid to any executive in a given year and is merely a measurement determined by the SEC in an effort to identify the relationship between executive compensation and a Company’s financial performance.

The following table sets forth the CAP to our PEO and average of our Non-PEO NEOs, serving in such capacity, along with certain measures of Company performance in each of the fiscal years ended on December 31 as listed below:

	Summary		Average Summary	Average	Value of Initial Fixed
	Compensation	Compensation	Compensation	Compensation	$100 Investment Based on
	Table	Actually Paid	Table Total for	Actually Paid	Total Shareholder	Peer Group
	Total	to the	Non-PEO	to Non-PEO	Return	Total Shareholder	(in thousands)
Year	for PEO	PEO (1) (2)	NEOs	NEOs (1) (3)	(TSR) - POWI	Return (4)	Net Income	Net Revenues
2024	$8,610,159	$8,846,860	$2,387,012	$1,966,748	$130.27	$287.31	$32,234	$418,973
2023	$8,218,982	$6,836,603	$2,503,959	$2,415,342	$171.35	$238.72	$55,735	$444,538
2022	$7,015,329	$(13,137,041)	$1,737,581	$(725,064)	$148.28	$142.94	$170,851	$651,138
2021	$6,564,685	$16,724,842	$1,784,763	$3,351,766	$190.35	$219.51	$164,413	$703,277
2020	$5,733,115	$23,622,794	$1,514,513	$4,824,198	$166.78	$153.66	$71,176	$488,318
(1)	See supplemental disclosures below for adjustments made to arrive at CAP for PEO and Non-PEO NEOs.
(2)	For fiscal years 2024, 2023, 2022, 2021 and 2020, Balu Balakrishnan served as our President and Chief Executive officer.

(3)	For fiscal year 2024, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Sunil Gupta and Clifford J. Walker. For fiscal year 2023, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Sunil Gupta and Yang Chiah Yee. For fiscal years 2022 and 2021, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Mike Matthews and Yang Chiah Yee. For fiscal year 2020, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Mike Matthews and Ben Sutherland.
(4)	Peer Group TSR is based on Philadelphia Stock Exchange Semiconductor Sector Index (SOX) (the “Industry Index”). SOX is a market cap weighted index of 30 US-listed semiconductor companies.

The following graph shows the relationship between CAP and TSR for both the Company and Industry Index, as represented by the Philadelphia Stock Exchange Semiconductor Sector Index. TSR shows the cumulative total return on an investment of $100 in cash on December 31, 2019, through December 31, 2024, in our common stock and the Industry Index, assuming that all dividends were reinvested. The return shown on the graph below is not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.

The following graph shows the relationship between CAP and Net Income:

The following graph shows the relationship between CAP and Net Revenues:

The following are the Company’s three most important performance measures for determining NEO compensation for 2024:

2024 Performance Measures
Net Revenues
Non-GAAP Operating Income
Relative Revenue (1)
(1)	Relative Revenue refers to the Company’s Revenue CAGRs as compared to the Revenue CAGR of the analog semiconductor industry over similar periods. See section “Mechanics of 2024 Performance-based Equity Incentive Awards” above for further details.

Pay versus Performance Supplemental Disclosures

As demonstrated graphically above, the compensation of our named executive officers is structured in a way that closely aligns compensation with overall company performance and further serves to align executive and stockholders’ interests. As described in the “Executive Compensation Components” section above, a significant portion of executive compensation is given in the form of RSUs, PSUs and PRSUs. That section also describes the performance conditions upon which PSUs and PRSUs are valued and thresholds which ultimately determine the number of shares that would vest. For purposes of calculating CAP, the fair value of stock awards is driven by changes in the Company’s stock price and in the case of performance-based awards, changes in the expected achievement of the performance targets.

The fair value of our equity awards is determined in accordance with the provisions of ASC 718-10, Stock Compensation. Time-vested restricted stock unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year end and as of each date of vest to reflect the change in fair value. Performance-based restricted stock unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance expectations as of year end and as of the date of vest to reflect the change in fair value.

The below table presents the reconciliation between amounts reported in the Summary Compensation Table and CAP for our PEO and average for Non-PEO NEOs for the year ended December 31, 2024.

	PEO	Non-PEO NEOs
Summary compensation table total	$8,610,159	$2,387,012
Exclusion of stock awards	(7,856,013)	(1,951,206)
Fair value of unvested current year awards at fiscal year end	10,012,408	2,083,334
Change in value of prior year awards vesting during the year	(418,538)	(104,137)
Change in value of unvested equity from prior years	(1,501,156)	(448,255)
Compensation actually paid	$8,846,860	$1,966,748

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions, Policies and Procedures. Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related-party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of the Board.

Related-Party Transactions. Our company employs Vikram Balakrishnan, son of Balu Balakrishnan, our chief executive officer. In fiscal 2024, Vikram Balakrishnan’s total compensation was $1,149,588, which includes salary, the grant-date fair value of stock awards, 401(k) contribution match, discretionary cash bonus, patent bonus and a home allowance related to international assignment. In fiscal 2024, our company purchased commercial goods and services in transactions totaling $289,330 from Tessolve Semiconductor, whose account manager is the brother of director, Nicholas E. Brathwaite. During fiscal 2024, we did not have any other related-party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding, will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a Notice of Internet Availability of Proxy Materials or a separate set of printed Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at (408) 414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request householding of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors.

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance
March [●], 2025

A copy of Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, is available at www.power.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

PRELIMINARY – SUBJECT TO COMPLETION

power integrations™

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A **Proposals – The Board of Directors recommends a vote "FOR" all nominees and "FOR" Proposals 2, 3, 4, and 5, and "AGAINST" Proposal 6.**

1. Election of Directors: Each to be elected to hold office until the 2026 Annual Meeting of Stockholders or until their successors are elected and qualified.

	For	Withhold		For	Withhold		For	Withhold
01 - Wendy Arienzo	☐	☐	02 - Balu Balakrishnan	☐	☐	03 - Nicholas E. Brathwaite	☐	☐
04 - Anita Ganti	☐	☐	05 - Nancy Gioia	☐	☐	06 - Balakrishnan S. Iyer	☐	☐
07 - Gregg Lowe	☐	☐	08 - Ravi Vig	☐	☐			

B **Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.**

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X 6 4 6 5 7 8

044CWB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Power Integrations

The undersigned hereby appoints Balu Balakrishnan and Sandeep Nayyar, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. at the 2025 Annual Meeting of Stockholders to be held virtually on Thursday, May 15, 2025, at 8:00 a.m. Pacific time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, 4, AND 5, AND "AGAINST" PROPOSAL 6 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Appendix A

Restated

Certificate of Incorporation

of

Power Integrations, Inc.

Power Integrations, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Power Integrations, Inc.

2. The original name of the corporation was Power Integrations Delaware Corporation.

3. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 12, 1997.

4. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation's certificate of incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate.

5. This Restated Certificate of Incorporation restates and integrates the Certificate of Incorporation of this corporation as herein set forth in full:

FIRST: The name of the corporation is Power Integrations, Inc. (hereinafter sometimes referred to as the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:

STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have authority to issue is 3,000,000, $0.001 par value per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 140,000,000, $0.001 par value per share. The shares of Preferred Stock shall initially be undesignated as to series.

The Board of Directors is hereby authorized, within the limitations and restrictions stated herein, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them;

and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but, in respect of decreases, not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally fixing the number of shares of such series.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting.

SIXTH:

A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). All directors elected prior to or at the Corporation's 2007 Annual Meeting and in office as November 7, 2007, were elected for three year terms, expiring at the third annual meeting following their election. All directors elected after the Corporation's 2007 Annual Meeting shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders following their election. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy resulting from the removal of a director by the stockholders as provided in Article SIXTH, Section C below may be filled at a special meeting of the stockholders held for that purpose. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in Article SIXTH, Section A above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least ~~sixty-six and two-thirds percent (66-2/3%)~~ a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least ~~66-2/3%~~ a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

In Witness Whereof, the undersigned has executed this Restated Certificate of Incorporation this [_] day of [_], 2025.

Power Integrations, Inc.

By:	/s/ Balu Balakrishnan
Balu Balakrishnan, President

Appendix B

Power Integrations, Inc.

2016 Incentive Award Plan

(As Approved by the Board of Directors on March 13, 2019)

(As Approved by the Stockholders on May 22, 2019)

(As Adjusted for the 1-for-1 Stock Dividend on August 19, 2020)

(As Approved by the Board of Directors on March 11, 2021)
(As Approved by the Stockholders on May 21, 2021)

(As Approved by the Board of Directors on March 13, 2025)
(As Approved by the Stockholders on May [_], 2025)

1.General.
(a)Eligible Award Recipients.  Employees, Directors and Consultants are eligible to receive Awards.
(b)Available Awards.  The Plan provides for the grant of the following types of Awards: (i) Restricted Stock Unit Awards; (ii) Performance Stock Unit Awards; and (iii) Performance Cash Awards.  For the avoidance of doubt, no other forms of equity-based awards, including but not limited to stock options and stock appreciation rights, may be granted under the Plan.
(c)Purpose.  The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible Award recipients and provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate.
2.Administration.
(a)Administration by Board.  The Board will administer the Plan.  The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board.  The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to an Award.
(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards.  The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)To settle all controversies regarding the Plan and Awards granted under it.
(iv)To accelerate, in whole or in part, the time at which an Award may vest (or at which cash or shares of Common Stock may be issued).
(v)To suspend or terminate the Plan at any time.  Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.
(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, to make the Plan or Awards granted under the Plan exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 8(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan; (B) materially expands the class of individuals eligible to receive Awards under the Plan; (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued under the Plan; (E) materially extends the term of the Plan; or (F) materially expands the types of Awards available for issuance under the Plan.  Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.
(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Rule 16b-3.
(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant; and (B) such Participant consents in writing.  Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A)  to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (B) to comply with other applicable laws or listing requirements.
(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)Delegation to Committee.
(i)General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable).  Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable).  The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)Rule 16b-3 Compliance.  The Committee may consist solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)Delegation to an Officer.  The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Awards and the terms of such Awards, in each case to the extent permitted by applicable law; and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself.  Any such Awards will be granted using the relevant form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority.  The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 12(w) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.Shares Subject to the Plan.
(a)Share Reserve.
(i)Subject to Section 8(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards from and after the Effective Date will not exceed seven million (7,000,000) shares (the “Share Reserve”).

(ii)For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan.  Accordingly, this Section 3(a) does not limit the granting of Awards except as provided in the Plan.  Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(b)Reversion of Shares to the Share Reserve.  If any shares of Common Stock issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited will revert to and again become available for issuance under the Plan.  If any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are withheld for the payment of taxes, the number of shares subject to the Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan.
(c)Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to Awards granted under this Plan or otherwise during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, will not exceed ~~three hundred thousand ($300,000)~~ seven hundred fifty thousand dollars ($750,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Stock Awards for financial reporting purposes).
(d)Source of Shares.  The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.Eligibility.

Awards may be granted to Employees, Directors and Consultants; provided, however, that Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are otherwise exempt from (or, alternatively, comply with) the distribution requirements of Section 409A of the Code.

5.Provisions of Awards
(a)Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical.  Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v)Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(vi)Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(b)Performance Awards.
(i)Performance Stock Unit Awards.  A Performance Stock Unit Award is a Restricted Stock Unit Award that is granted or vests contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Stock Unit Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or Committee may determine that cash may be used in payment of Performance Stock Unit Awards.

(ii)Performance Cash Awards.  A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may also require the Participant’s completion of a specified period of Continuous Service.  At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board or Committee, in its sole discretion.
(iii)Discretion.  The Board or Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
6.Covenants of the Company.
(a)Availability of Shares.  The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.
(b)Securities Law Compliance.  The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Awards and to issue and sell shares of Common Stock upon settlement of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award.  If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon settlement of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
(c)No Obligation to Notify or Minimize Taxes.  The Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award.  The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
7.Miscellaneous.
(a)Corporate Action Constituting Grant of Awards.  Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.  In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(b)Stockholder Rights.  No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for the issuance of shares of Common Stock under the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.
(c)No Employment or Other Service Rights.  Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(d)Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(e)Investment Assurances.  The Company may require a Participant, as a condition of acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of accepting the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(f)Withholding Obligations.  Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(g)Electronic Delivery.  Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(h)Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company.  The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(i)Compliance with Section 409A.  To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code.  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(j)Clawback/Recovery.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
8.Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i), and (ii) the class(es) and number of securities and price per share of stock subject to outstanding Awards.  The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution.  Except as otherwise provided in the Award Agreement, in the event of a Dissolution of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Awards to become fully vested and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.
(c)Transactions.  The following provisions will apply to Awards in the event of a Transaction unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.  In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the Transaction:
(i)arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar Award for the Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);
(ii)arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)accelerate the vesting, in whole or in part, of the Award  to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction);
(iv)arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;
(v)cancel or arrange for the cancellation of the Award, to the extent not vested prior to the effective time of the Transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and
(vi)make a payment, in such form as may be determined by the Board equal to the value of the property the Participant would have received upon the settlement of the Award immediately prior to the effective time of the Transaction. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.  The Board may take different actions with respect to the vested and unvested portions of an Award.

(d)Change in Control.  An Award may be subject to additional acceleration of vesting upon or after a qualifying termination that occurs in connection with a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
9.Plan Term; Earlier Termination or Suspension of the Plan.
(a)Suspension and Termination. The Board may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall automatically terminate on March 10, 2031.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights.  Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
10.Effective Date of Plan.

This Plan will become effective on the Effective Date.

11.Choice of Law.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

12.Definitions.  As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405.  The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Award” means a grant of Restricted Stock Units or Performance Stock Units.
(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(d)“Board” means the Board of Directors of the Company.
(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s failure to substantially perform his or her duties with the Company or an Affiliate; (ii) such Participant’s failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company or an Affiliate to whom such Participant directly or indirectly reports; (iii) such Participant’s commission of an act of fraud or dishonesty resulting in actual economic, financial or reputational injury to the Company or an Affiliate; (iv) such Participant’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, involving economic, financial or reputational injury to the Company or an Affiliate; (v) such Participant’s material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its Affiliates resulting in actual economic, financial or reputational injury to the Company or an Affiliate; (vi) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; or (vii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion.  Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(i)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Power Integrations, Inc., a Delaware corporation.
(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(m)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(n)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)a sale or other disposition of more than fifty percent (50%) of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(o)“Director” means a member of the Board.
(p)“Disability” means, with respect to a Participant,  the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(q)“Dissolution” means when the Company, after having executed a certificate of dissolution with the State of Delaware, has completely wound up its affairs.  Conversion of the Company into a Limited Liability Company (or any other pass- through entity) will not be considered a “Dissolution” for purposes of the Plan.
(r)“Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2016, provided this Plan is approved by the Company’s stockholders at such meeting.
(s)“Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)“Entity” means a corporation, partnership, limited liability company or other entity.
(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the

Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(w)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(z)“Own,” “Owned,” “Owner,” “Ownership”  A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(aa)“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(bb) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 5(b)(ii).
(cc)“Performance Criteria” means the one or more criteria that the Committee will select for purposes of establishing the Performance Goals for a Performance Period.  The

Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross or operating margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) orders, sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) quality measures; and (xxxiv) other measures of performance selected by the Board or Committee.
(dd)“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee or Board for the Performance Period based upon the Performance Criteria.  Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  Unless specified otherwise by the Board or Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board or Committee will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by the Company achieved performance objectives at maximum levels during the balance of a Performance Period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or any other adjustment made to arrive at the Company’s non-GAAP financial information as presented in the Company’s SEC filings.
(ee)“Performance Period” means the period of time selected by the Board or Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award or a Performance

Cash Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board or Committee.
(ff)“Performance Stock Unit Award” means an Award granted under the terms and conditions of Section 5(b)(i).
(gg)“Plan” means this Power Integrations, Inc. 2016 Incentive Award Plan.
(hh)“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ii)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(jj)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(kk)“Rule 405” means Rule 405 promulgated under the Securities Act.
(ll)“Rule 701” means Rule 701 promulgated under the Securities Act.
(mm)“Securities Act” means the Securities Act of 1933, as amended.
(nn)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(oo)“Transaction” means a Corporate Transaction or a Change in Control.